CALCULATION OF REGISTRATION FEE

		Maximum Aggregate	Amount of
Title of Each Class	Amount to be	Offering	Registration
of Securities Offered	Registered(1)(5)	Price(1)(5)	Fee(2)(3)(5)
Common Stock, par value $2.50 per share, and associated Rights(4)	345,000,000 Shares	$10,005,000,000	$1,161,580.50

(1)	Assuming exercise in full of the underwriters’ option to purchase additional shares of common stock, par value $2.50 per share.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	A registration fee of $1,161,580.50 has been paid with respect to this offering.

(4)	Each share of common stock, par value $2.50 per share, has one share purchase right as described under “Description of Common Stock — The Tax Asset Protection Plan.”

(5)	There is no additional filing fee with respect to the share purchase rights, because no separate consideration for the shareholder protection rights will be received.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160645

Prospectus Supplement to Prospectus dated April 5, 2011.

300,000,000 Shares

American International Group, Inc.
Common Stock

American International Group, Inc. (“AIG”) is offering 100,000,000 shares of its common stock, $2.50 par value per share (the “common stock”). The United States Department of the Treasury (the “selling shareholder”) is offering an additional 200,000,000 shares of the common stock. AIG will not receive any of the proceeds from the sale of the shares being sold by the selling shareholder.

The common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AIG”. The last reported sale price of the common stock on May 24, 2011 was $29.46 per share.

See “Summary — Risk Factors” beginning on page S-13 of this prospectus supplement, “Risk Factors” beginning on page S-15 of this prospectus supplement, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and Item 1A. of Part I of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 to read about risk factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$29.000	$8,700,000,000
Underwriting discount to be paid by AIG with respect to the shares sold by AIG	$0.145	$14,500,000
Underwriting discount to be paid by AIG with respect to the shares sold by the selling shareholder (1)	$0.145	$29,000,000
Proceeds to AIG (before expenses but after the underwriting discount with respect to all shares sold) (1)	$28.565	$2,856,500,000
Proceeds to the selling shareholder (1)	$29.000	$5,800,000,000

(1)	AIG has agreed to pay the underwriting discount with respect to the shares sold by the selling shareholder, totaling $29,000,000 (or $35,525,000 assuming full exercise of the underwriters’ option to purchase additional shares from the selling shareholder).

To the extent that the underwriters sell more than 300,000,000 shares of common stock, the underwriters have the option to purchase within 30 days of the date of this prospectus supplement up to an additional 45,000,000 shares from the selling shareholder at the initial price to public less the underwriting discount (which AIG has agreed to pay with respect to any shares sold by the selling shareholder).

The underwriters expect to deliver the shares against payment in New York, New York on or about May 27, 2011.

Joint Global Coordinators

BofA Merrill Lynch	Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan

Joint Bookrunners

Barclays Capital	Citi	Credit Suisse	Macquarie Capital

Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

Prospectus Supplement dated May 24, 2011.

We are responsible only for the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and any related free writing prospectus issued or authorized by us. Neither we, the selling shareholder nor any underwriter has authorized anyone to provide you with any other information, and we, the selling shareholder and the underwriters take no responsibility for any other information that others may give you. We, the selling shareholder and the underwriters are offering to sell the common stock only in jurisdictions where offers and sales are permitted. The offer and sale of the common stock in certain jurisdictions is subject to the restrictions described herein under “Underwriting — Selling Restrictions.” The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated therein by reference is accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or any sale of our common stock.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information regarding AIG’s securities, some of which does not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement, as amended (the “registration statement”), that we filed with the Securities and Exchange Commission (“SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference therein as described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “AIG,” “we,” “us,” “our” or similar references mean American International Group, Inc. and not its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. The information contained in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference therein is only accurate as of their respective dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus and other publicly available documents, including the documents incorporated therein by reference, may include, and AIG’s officers and representatives may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements may address, among other things:

•	the timing of the disposition of the ownership position of the United States Department of the Treasury (“Treasury” or the “selling shareholder”) in AIG;

•	the timing and method of repayment of the preferred interests in AIA Aurora LLC (“AIA SPV”) held by Treasury;

•	AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets and state and municipal bond issuers;

•	AIG’s strategy for risk management;

•	AIG’s ability to retain and motivate its employees;

•	AIG’s generation of deployable capital;

•	AIG’s return on equity and earnings per share long-term aspirational goals;

•	AIG’s strategy to grow net investment income, efficiently manage capital and reduce expenses;

•	AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves; and

•	the revenues and combined ratios of AIG’s subsidiaries.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections, goals, assumptions and statements. Factors

S-ii

that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	actions by credit rating agencies;

•	changes in market conditions;

•	the occurrence of catastrophic events;

•	significant legal proceedings;

•	concentrations in AIG’s investment portfolios, including its municipal bond portfolio;

•	judgments concerning casualty insurance underwriting and reserves;

•	judgments concerning the recognition of deferred tax assets; and

•	such other factors as are discussed throughout the “Summary — Risk Factors” and the “Risk Factors” sections of this prospectus supplement, throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, and throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2010.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Summary — Risk Factors” and the “Risk Factors” sections of this prospectus supplement, Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2010, and the documents incorporated by reference into the accompanying prospectus, which are described under “Where You Can Find More Information” in the accompanying prospectus. Unless otherwise indicated, the information contained in this summary assumes no exercise by the underwriters of their option to purchase additional shares from the selling shareholder.

Under the headings “Summary — American International Group, Inc.”, “Summary — Summary Historical Consolidated Financial Data” and “Summary — Risk Factors”, all references to “AIG,” “we,” “us,” “our” or similar references mean American International Group, Inc. and its consolidated subsidiaries and all references to “AIG Parent” mean American International Group, Inc. and not its consolidated subsidiaries.

American International Group, Inc.

Our Company

We are a leading international insurance organization. Our vision is to be the most valuable insurance company in the world. We operate one of the most extensive worldwide property and casualty insurance networks and are a recognized leader in the U.S. life insurance and retirement services industry. Our core insurance franchise is complemented by our industry-leading commercial aircraft leasing and residential mortgage guaranty insurance businesses. The overview of our businesses is as follows:

•	Chartis Inc. (“Chartis”) — Our property and casualty insurance business is a world leader in the global property and casualty market, writing substantially all types of commercial and consumer insurance coverage both domestically and abroad and serving over 70 million clients around the world. Chartis had $48.2 billion of shareholders’ equity as of March 31, 2011;

•	SunAmerica Financial Group (“SunAmerica”) — Our domestic life insurance and retirement services business is a recognized leader in the U.S. market and offers a comprehensive suite of products and services to individuals and groups, including term life, universal life, accident and health (“A&H”), fixed and variable deferred annuities, fixed payout annuities, mutual funds and financial planning products and services to over 18 million customers. SunAmerica had $36.1 billion of shareholders’ equity as of March 31, 2011;

•	International Lease Finance Corporation (“ILFC”) — Our aircraft leasing business is one of the world’s largest aircraft lessors, acquiring commercial jet aircraft from various manufacturers and other parties and leasing those aircraft to airlines around the world. ILFC had $8.2 billion of shareholders’ equity as of March 31, 2011; and

•	United Guaranty Corporation (“United Guaranty”) — Our mortgage guaranty insurance business issues residential mortgage guaranty insurance, both domestically and internationally, that covers mortgage lenders from the first loss for credit defaults on high loan-to-value conventional first-lien mortgages for the purchase or refinance of one- to four-family residences. United Guaranty had $2.3 billion of shareholders’ equity as of March 31, 2011.

As of March 31, 2011, we had total shareholders’ equity of $85.0 billion, which was less than the sum of shareholders’ equity of each of the businesses noted above primarily due to the effect of consolidating other businesses and expenses (including financial services results, interest expense paid to the Federal Reserve Bank of New York (the “FRBNY”), and tax valuation allowance adjustments not allocated to each of those businesses) as well as elimination entries for AIG Parent’s investments in its respective businesses.

We also own valuable financial assets including an indirect 33 percent equity stake in AIA Group Limited (“AIA”), interests in Maiden Lane II LLC (“Maiden Lane II”) (held by SunAmerica) and Maiden Lane III LLC (“Maiden Lane III”), each a special purpose vehicle, and a residual derivatives portfolio that we expect to continue to hold following completion of the wind-down of the portfolios of AIG Financial Products Corp. and AIG Trading Group Inc. and their respective subsidiaries (collectively, “AIGFP”). We also have significant deferred tax assets, against which we currently hold a full valuation allowance on our consolidated balance sheet.

Our Competitive Strengths

We believe that following the recent financial crisis all of our businesses have been stabilized, and that the following competitive strengths provide us with a foundation for achieving growth and profitability and executing our vision to be the world’s most valuable insurance company:

•	Preeminent Global Insurance Franchises. We rank among the world’s largest global insurers in terms of market capitalization, shareholders’ equity and revenues. Our core insurance businesses serve approximately 90 million commercial, institutional and individual customers in over 130 countries. We are the largest U.S.-based property and casualty insurer in Europe, the largest foreign insurance company in Japan and China, and an established leader in other developing markets including India, Korea, Argentina and Russia. We also maintain leading market positions in the U.S. for multiple commercial line products at Chartis and for multiple life insurance and retirement products at SunAmerica.

•	Diversified Portfolio of Market-Leading Businesses Across Multiple Geographies. Our portfolio of businesses consists of two core insurance franchises that are complemented by our aircraft leasing and mortgage guaranty insurance businesses. Through our businesses, we are diversified by geography, product and distribution channel.

•	Chartis has a broad global presence, writing substantially all types of commercial and consumer insurance coverage and serving over 70 million clients around the world. In 2010, 46 percent of Chartis’ net premiums written were generated outside of the U.S. and Canada. Growth economies, which primarily include Asia Pacific, the Middle East and Latin America, represented 10 percent of Chartis’ 2010 net premiums written. Chartis distributes its products through a global network of agents, brokers and direct marketing channels.

•	SunAmerica is among the largest life and retirement services organizations in the U.S. and currently serves over 18 million individual and group customers. SunAmerica offers a comprehensive suite of retirement and protection solutions through a multi-channel distribution network encompassing over 300,000 affiliated and non-affiliated agents, financial advisors and other partners. As of December 31, 2010, approximately 59 percent of SunAmerica’s reserves related to spread-based business, 25 percent related to fee-based business and 16 percent related to mortality-based business.

•	ILFC has approximately 180 customers in more than 70 countries around the world and in 2010 generated approximately 94 percent of its rental revenue outside the U.S.

•	Renewed Financial Strength. We have taken decisive actions to simplify our capital structure and strengthen our balance sheet. Since December 31, 2008, we reduced our operating debt by over $67 billion and our financial debt (including hybrid securities and Equity Units) by approximately $44 billion, and executed a significant divestiture program. We have also significantly reduced our exposure to the AIGFP portfolios, transferring or terminating approximately 41,200, or 94 percent, of AIGFP’s approximately 44,000 outstanding trade positions, and reducing the total notional amount of derivatives outstanding by approximately 86 percent between September 30, 2008 and March 31, 2011. Our total contingent liquidity exposure related to AIGFP at March 31, 2011 was dramatically lower than it was at September 30, 2008, and is explicitly factored into our current liquidity planning framework and broader enterprise risk management program. In addition, we demonstrated our ability to access multiple sources of financing since September 2010 with more than $5.5 billion of new, non-government funding at AIG Parent, including 364-day and three-year bank credit facilities totaling approximately $3 billion, the issuance of $2 billion in senior debt, our first public bond sale since August 2008, and a $500 million contingent liquidity facility.

•	Flexible Capital Management. We have taken steps to maintain strong capital positions at our U.S. insurance company subsidiaries and have entered into capital maintenance agreements that set forth procedures through which AIG Parent has provided, and expects to continue to provide, capital support to certain of its insurance company subsidiaries. These agreements are expected to enhance our capital management practices and help manage the flow of capital and funds between AIG Parent and its insurance company subsidiaries. We plan to maintain minimum risk-based capital levels for certain Chartis and SunAmerica insurance companies, in accordance with the terms of their capital maintenance agreements. In addition, we earmark additional liquidity at the AIG Parent level to be used in connection with these agreements as well as to meet other anticipated contingent liquidity risks from our other businesses and portfolios. We conduct regular stress testing of these requirements and have developed an internal system designed to ensure that existing and planned sources of liquidity will meet our aggregate needs in the event of stress conditions. The results of these stress tests are shared with rating agencies on a regular basis.

As of March 31, 2011, we had available liquidity (cash, short-term investments and available contingent liquidity) of $12.2 billion at the AIG Parent level. We expect to have access to future sources of liquidity including ordinary course dividends and extraordinary dividends (subject to regulatory approvals) from our insurance subsidiaries, dividends (subject to Treasury approval) from ILFC, proceeds from future asset sales and intracompany tax sharing payments.

•	Significant Upside Participation in Financial Assets. We have several financial assets that are valuable and unique to our company. We hold interests in Maiden Lane II and Maiden Lane III, for which we retain one-sixth and one-third of the residual value, respectively. As of March 31, 2011, the carrying value of our interest in Maiden Lane II (held by SunAmerica) and Maiden Lane III was approximately $1.5 billion and $7.1 billion, respectively, after giving consideration to Maiden Lane II’s and Maiden Lane III’s obligations to the FRBNY. We hold the common equity interests in special purpose vehicles that own 33 percent of AIA and $2.7 billion of proceeds from the sale of American Life Insurance Company (“ALICO”) currently subject to an escrow arrangement and securing certain indemnification obligations. Preferred interests in AIA SPV are held by Treasury, and any proceeds from the monetization of AIA shares are required to be used for repayment and retirement of those preferred interests. As of March 31, 2011, the estimated residual value (after giving consideration to the outstanding preferred interests and accrued liabilities and assuming the full release of the escrow referred to above) of our equity interests in these special purpose vehicles was approximately $3.4 billion. In addition, at December 31, 2010, we had $25.6 billion of deferred tax assets, against which we currently hold a full valuation allowance on our consolidated balance sheet.

•	Proven Management Team and Performance-Driven Culture. Our executive management team has successfully stabilized our company and strategically repositioned our businesses. We have combined new leadership at AIG Parent, bringing many years of industry experience, with long-standing, experienced leadership at our operating businesses. In addition, we have many senior officers who have been appointed to new roles from within the organization, where we expect they will have the most significant impact on our businesses going forward.

We have sought to align the goals of our management team with investor interests. For example, the Special Master for Troubled Asset Relief Program (“TARP”) Executive Compensation approved compensation structures for our senior executive officers which contain numerous features emphasizing long-term value creation. The structures are designed to help prevent unnecessary or excessive risk-taking, such as equity-based compensation subject to transfer restrictions and, in certain cases, tied to repayment of AIG’s TARP financial assistance. Over 1,000 of our top senior managers and 31 percent of employees have greater than 10 years experience with AIG. Further, we believe that we continue to attract, retain and promote the best people and put these people in the right roles. For example, in the last year, we enhanced our enterprise risk management team by hiring a new Chief Risk Officer and creating the new role of Corporate Chief Actuary.

Our Business Strategy

Our vision is to be the most valuable insurance company in the world by generating attractive returns on our equity and by growing earnings per share for our shareholders. We intend to achieve these objectives by carrying out the following strategies:

•	Leverage Our Franchises to Capitalize on Global Opportunities. Our goals are to continue to strengthen and grow our businesses by seeking to capitalize on global opportunities, maintaining well-positioned broad franchises in appropriate markets, diversifying our businesses by product and geography and utilizing our underwriting skills across multiple lines and multiple geographies. Chartis intends to take advantage of its scale, product and geographic diversity and depth of local experience to better segment its client base, locate opportunities, and flexibly allocate capital to generate higher risk-adjusted returns. SunAmerica expects to capitalize on growing demand for life insurance and retirement savings solutions by expanding its distribution network and regularly introducing new product offerings with the goal of increasing its share in target markets and growing its asset base. ILFC expects to continue to strengthen its diversified funding profile, manage its portfolio mix through purchases and sales of aircraft and increase its local market presence by opening regional offices. United Guaranty plans to employ innovative credit and geographical indexing techniques, as well as risk-based pricing, to grow market share prudently.

•	Redeploy Investable Cash to Achieve Attractive Risk-Adjusted Returns. As of March 31, 2011, we had approximately $14 billion of investable cash. We have been actively redeploying our investable cash into higher yielding assets with the goal of achieving attractive risk-adjusted returns in relation to our insurance liabilities.

•	Efficiently Redeploy Capital Within AIG Parent and Our Business Units. Our increased financial flexibility at the AIG Parent level is expected to be supported by dividends from our operating businesses and cash flows from our financial assets, tax sharing payments and maintenance of target leverage levels. Subject to applicable regulatory approvals, we may redeploy our excess capital into, among other things, potential share repurchases, dividend payments, acquisitions or organic business opportunities. For a discussion of certain related risks, see “Risk Factors — Our holding company structure and certain regulatory and other constraints could affect our ability to pay our obligations” and “ — We may be unable to pay dividends or repurchase shares of our common stock and we currently do not pay cash dividends and do not expect to pay cash dividends in the foreseeable future.”

•	Invest in Corporate Center Infrastructure to Serve Our Business Portfolio Efficiently and Eliminate Redundancies. We have made and expect to continue to make substantial investments in infrastructure to serve our business portfolio efficiently and eliminate redundancies, including our information technology, finance, underwriting and claims infrastructure, and are also expanding our sourcing capabilities globally.

Our Operating Businesses

Chartis

Chartis is one of the largest, most diversified and experienced global property and casualty insurance providers. It offers substantially all types of commercial and consumer insurance coverage to over 70 million customers worldwide. Chartis currently provides insurance products to approximately 97 percent of the Fortune 1000 and one-third of Forbes “Richest Americans”, as well as 90 percent of the FT Euro 500 and 79 percent of the FT UK 500.

Chartis is the largest U.S.-domiciled commercial property and casualty insurance group by 2010 net premiums written and holds number one market share positions in surplus lines, executive liability/directors’ and officers’ liability (“D&O”), employment practices, excess casualty and travel/assistance lines in the U.S. and Canada region. Chartis’ U.S. and Canadian operations are primarily conducted through National Union Fire Insurance Company of Pittsburgh, Pa., American Home Assurance Company, Chartis Insurance Company of Canada, Lexington Insurance Company and other U.S.-based insurers.

Chartis also has a leading international franchise. It is the largest U.S.-based property and casualty insurer in Europe and the largest foreign insurance company in Japan and China. In 2010, Chartis generated approximately 46 percent of its total net premiums written outside of the U.S. and Canada region, with 12 countries accounting for over $200 million of net premiums written each and 34 countries accounting for over $50 million of net premiums written each. Over 25,000 of Chartis’ approximately 43,000 total employees are employed outside of the U.S. and Canada region. In March 2011, Chartis acquired additional common shares and stock acquisition rights of Fuji Fire & Marine Insurance Company Limited (“Fuji”) in a cash tender offer, bringing its holding to 98.4 percent of Fuji’s outstanding voting shares.

We believe that Chartis’ long-standing international presence provides it with superior local market knowledge, a broad perspective on global pricing trends and a differentiating ability to meet the needs of its global customer base. Chartis has the ability to create new products and adapt existing products; cross-sell between local, regional, national and international markets; and take advantage of its local underwriters to provide industry leading service to local and multinational clients alike.

On March 31, 2011, we announced a reorganization of Chartis’ operations and named a new management team. Under the new structure, Chartis will consist of two major global groups — commercial and consumer — with supporting claims, actuarial, risk management, underwriting and product development disciplines integrated into these two major business operations. In addition, Chartis will be organized geographically as four principal regions: the U.S. and Canada, Europe, the Far East, and Growth Economies. Had Chartis been organized under this structure in 2010, it would have recorded 65 percent and 35 percent of total 2010 net premiums written in its commercial and consumer businesses, respectively, and 54 percent, 18 percent, 18 percent and 10 percent of total 2010 net premiums written in the U.S. and Canada, Europe, Far East and Growth Economies regions, respectively. Chartis currently anticipates the completion of its organization and operating design structure, and related segment reporting changes, in the third quarter of 2011. As the new structure is implemented, the presentation of Chartis’ results will be modified accordingly and the presentations of prior periods of Chartis’ results will be conformed.

Chartis believes its realignment will allow it to better manage its distinctive global platform and pursue continued growth in various international markets and attractive product lines. In 2010, approximately two-thirds of net premiums written were comprised of commercial specialty, personal lines and A&H and over half of these premiums were written outside of the U.S. and Canada region. These lines are higher-margin businesses in which Chartis has a differentiated expertise and is able to cross-sell through its strong relationships with agents and brokers.

Chartis has actively sought to strengthen its balance sheet and reduce the volatility of its financial performance.

Over the last two calendar years, Chartis has also strengthened its property and casualty reserves by $6.6 billion in four long-tail lines (asbestos, excess casualty, excess workers’ compensation and specialty workers’ compensation). Chartis has also substantially reduced its underwriting in these four lines over the last four calendar years. For the year ended December 31, 2010, only 6.7 percent of net premiums written were attributed to these four long-tail lines. In addition, Chartis recently agreed to a loss portfolio transfer with a subsidiary of Berkshire Hathaway, Inc. in which Chartis will cede the bulk of its net U.S. asbestos liabilities to the Berkshire Hathaway, Inc. subsidiary under a retroactive reinsurance agreement. See “— Recent Developments — Transfer of Asbestos Liabilities.”

SunAmerica Financial Group

SunAmerica is a recognized leader in the U.S. life insurance and retirement services industry. The business traces its origins to 1850 and has been building customer relationships, distribution partnerships, and product and market expertise for over 160 years. SunAmerica offers a diversified portfolio of life insurance and retirement services products to individuals and groups, including term life, universal life, A&H, fixed and variable deferred annuities, fixed payout annuities, mutual funds and financial planning services, providing innovative solutions for customers of varying ages, income levels, and protection and planning needs. SunAmerica currently serves over 18 million customers across the U.S. and is one of the largest, most highly capitalized life insurance and retirement services groups in the U.S.

SunAmerica’s distribution network is among the largest and most diversified in the U.S. life and retirement services industry, encompassing both affiliated and non-affiliated channels. SunAmerica products are sold by over 300,000 financial professionals within a network of banks, national, regional and independent broker-dealers, affiliated financial advisors, independent marketing organizations, independent and career insurance agents, structured settlement brokers, benefit consultants and direct-to-consumer platforms.

SunAmerica is organized across two operating segments: Domestic Life, which focuses on mortality and morbidity-based products, and Domestic Retirement Services, which focuses on investment, retirement savings and income solution products.

SunAmerica’s Domestic Life operations are conducted through American General Life Insurance Company, a leading provider of individual term and universal life insurance solutions to middle-income and high-net-worth customers.

SunAmerica’s Domestic Retirement Services operations are conducted through three key units — The Variable Annuity Life Insurance Company (“VALIC”), which offers group defined contribution retirement savings plans sponsored by education, healthcare, government and other not-for-profit organizations; Western National Life Insurance Company (“Western National”), which sells fixed annuities through the bank channel; and SunAmerica Retirement Markets, which offers individual variable annuities. VALIC is the leading group defined contribution provider in the public K-12 education market, as measured by assets, and Western National has been the leader in sales of fixed annuity products through the bank channel for 15 consecutive years.

Domestic Retirement Services also includes SunAmerica’s Brokerage Services, Retail Mutual Funds and Other business units. Brokerage Services represents the operations of the Advisor Group, one of the largest networks of independent financial advisors in the United States. Retail Mutual Funds represents the operations of SunAmerica Asset Management, which offers retail mutual funds and provides management and administrative services for a portion of SunAmerica’s variable annuity business. The Other business unit includes the operations of SunAmerica Affordable Housing Partners and closed blocks of guaranteed investment contracts and individual annuities.

International Lease Finance Corporation

ILFC, one of the world’s leading aircraft lessors, acquires commercial jet aircraft from various manufacturers and other parties and leases those aircraft to airlines around the world. ILFC also sells aircraft from its fleet to other leasing companies, financial services companies and airlines. In addition, ILFC provides management services to third-party owners of aircraft portfolios for a management fee. In 2010, approximately 45 percent of revenue from the rentals of ILFC’s flight equipment came from Europe, 31 percent from the Asia and Pacific region, 4 percent from Latin America, 12 percent from the Middle East and Africa and only 8 percent from the U.S. and Canada. As of March 31, 2011, ILFC owned 933 aircraft in its leased fleet and provided fleet management services for 92 additional aircraft.

ILFC purchases new aircraft that it believes will have the greatest airline demand and operational longevity based on estimated future values, potential for remarketing, trends in supply and demand for the particular type, make and model of aircraft and engines, fuel economy, environmental considerations, operating costs and anticipated obsolescence. As of March 31, 2011, ILFC had contracted with The Boeing Company and Airbus S.A.S. to purchase 236 new aircraft for delivery through 2019, with an estimated purchase price of approximately $17.6 billion, four of which are scheduled to be delivered during the last nine months of 2011 with an estimated purchase price of approximately $174 million. ILFC leases the majority of its new aircraft well in advance of scheduled delivery. At March 31, 2011, ILFC had signed leases for all of its new aircraft deliveries through the end of August 2012.

Most of ILFC’s aircraft are under operating leases with initial lease terms ranging from one year to 15 years with current maturities running through 2021. As a result, as of December 31, 2010, ILFC had high levels of non-cancellable minimum future rental revenue, including approximately $4.2 billion for 2011, $3.6 billion for 2012, and $2.9 billion for 2013, which support its business through various market cycles.

ILFC funds itself independently of AIG and has generally financed its operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. During 2010, ILFC raised a total of $9.8 billion in secured and unsecured debt financings; in January 2011, ILFC entered into an unsecured $2.0 billion three-year revolving credit facility; and in March 2011, ILFC entered into a secured term loan facility, which was upsized to approximately $1.5 billion in April 2011.

United Guaranty Corporation

United Guaranty is a leading provider of residential mortgage guaranty insurance that covers mortgage lenders for first loss for credit defaults on high loan-to-value conventional first lien mortgages for the purchase or refinance of one-to four-family residences. United Guaranty’s longstanding presence in the sector has allowed it to build a customer base that includes many of the nation’s largest and highest quality mortgage lenders, including national mortgage banks, money center banks, credit unions, community banks, builder-owned mortgage lenders and internet-sourced lenders. In addition, United Guaranty has one of the strongest risk-to-capital ratios and highest gross reserves per delinquency among its U.S. mortgage guaranty insurance peers. United Guaranty previously insured second-lien business and private student loans, but ceased insuring new production for these products in 2008. As of March 31, 2011, United Guaranty reported $32.5 billion of guaranty insurance risk-in-force.

The deterioration in the U.S. residential housing market over the last few years has adversely affected the level of losses incurred by mortgage insurers, leading United Guaranty to increase its focus on the quality of underwriting and management of legacy risk-in-force. The industry’s retrenchment has caused pricing for the insurance products that United Guaranty offers to rise, which we believe has created significant opportunities for United Guaranty in the current environment.

Recapitalization

In late 2008, liquidity issues resulted in our seeking and receiving governmental support through a credit facility (“FRBNY Credit Facility”) from the FRBNY and funding from the Treasury, the selling shareholder in this offering, through the TARP. On January 14, 2011, we were recapitalized through a series of transactions that resulted in Treasury becoming our majority shareholder with ownership of approximately 92 percent of our outstanding common stock (the “Recapitalization”). The Recapitalization included repaying and terminating the FRBNY Credit Facility, applying proceeds from the AIA initial public offering and the ALICO sale to repay partially the U.S. Government ownership interests in special purpose vehicles that held AIA and ALICO, and exchanging preferred stock held by Treasury and the AIG Credit Facility Trust (the “Trust”) for our common stock. As a result of the termination of the FRBNY Credit Facility, we recorded a net $3.3 billion pre-tax loss on the extinguishment of debt in the first quarter of 2011, primarily representing the accelerated amortization of the remaining prepaid commitment fee asset.

As of the date of this prospectus supplement, in addition to the Treasury’s common equity stake in us, our outstanding assistance from the U.S. Government consists of approximately $11 billion of preferred interests in AIA SPV, and a $2 billion undrawn commitment under our Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (“Series G Preferred Stock”), which will be terminated upon closing of this offering (because the net proceeds to us from this offering exceed $2 billion). In addition, the FRBNY provided loans with an outstanding balance of approximately $26 billion as of March 30, 2011 to Maiden Lane II and Maiden Lane III, in which we own an economic interest. Maiden Lane II and Maiden Lane III were created by the FRBNY to purchase residential mortgage-backed securities and multi-sector collateralized debt obligations to alleviate capital and liquidity pressures stemming from our securities lending program and credit default swap contracts. These loans are expected to be repaid by cash flows from or sales of their respective underlying assets and are non-recourse to us.

Recent Developments

Transfer of Asbestos Liabilities.  On April 20, 2011, Chartis announced that it had entered into an agreement with National Indemnity Company (“NICO”), a subsidiary of Berkshire Hathaway, Inc., under which the bulk of Chartis’ U.S. asbestos liabilities will be transferred to NICO as part of Chartis’ ongoing strategy to reduce its overall loss reserve development risk. The transaction with NICO covers potentially volatile U.S. asbestos-related exposures. The transaction does not cover asbestos accounts that Chartis believes have already been reserved to their limit of liability or certain other ancillary asbestos exposure assumed by Chartis affiliates. Upon the closing of the NICO transaction, but effective as of January 1, 2011, Chartis will cede the bulk of its net asbestos liabilities to NICO under a retroactive reinsurance agreement with an aggregate limit of $3.5 billion. Chartis will pay NICO approximately $1.65 billion in respect of the cession. As a result of this transaction, Chartis expects to record a deferred gain of approximately $200 million in the second quarter of 2011, which will be deferred and amortized into Chartis’ results of operations over the settlement period of the underlying claims. Subject to required regulatory approvals, execution of definitive transaction documentation, and satisfaction of other conditions, the NICO transaction is expected to close in the second quarter of 2011.

Japanese Earthquake-Related Losses and Other Catastrophe Losses.  In connection with the recent earthquake in Japan and the consequent tsunami (the “Tohoku Catastrophe”) and related exposures, as well as other catastrophe losses, including the New Zealand earthquake and Australian floods, we recorded in the first quarter of 2011 a pre-tax catastrophe loss of $1.7 billion (of which $1.3 billion is attributable to the Tohoku Catastrophe, or $0.9 billion after tax), net of all reinsurance recoverables.

The Tohoku Catastrophe-related loss includes $436 million relating to Chartis’ participation in the Japanese Earthquake Reinsurance Company (“JERC”). The JERC is a joint government-private sector insurance system that is the exclusive provider of earthquake coverage for personal dwellings and their contents in Japan. Under the JERC system, a maximum of 5.5 trillion Yen ($67 billion at the March 31, 2011 exchange rate) of industry-wide losses will be covered by the Japanese government, the JERC and private general insurance companies in Japan through five layers of liability. Fuji is a 6.2 percent shareholder of the JERC. As such, Fuji, in accordance with Japanese statutory accounting rules, as well as the requirements of private sector participants in the JERC, had previously established reserves of approximately $482 million for potential claims associated with earthquake damage to personal dwellings. These reserves, which are backed by funds held by the JERC, exist to cover the potential losses that Fuji could sustain in connection with JERC-related claims. Given these statutory reserves, and its current estimate of losses, Chartis expects minimal net effects on the statutory capital and liquidity of its Japanese operations.

The Tohoku Catastrophe caused significant damage to Japan’s transportation, power, manufacturing and service sectors and resulted in disruptions to supply chains, particularly in the technology and automobile industries. These disruptions may result in contingent business interruption (“CBI”) claims from insureds.

Generally, CBI coverage reimburses insureds for loss of business income or extra expense as a result of physical damage sustained by a supplier. The insured’s supplier must have sustained physical damage by a peril otherwise covered by the insured’s property policy and is subject to the insured’s respective policy terms and conditions. Potential CBI losses are difficult to initially ascertain due to the unique facts and circumstances of each insured’s supply chain and the specific conditions of its CBI coverage.

Chartis believes that the estimated loss liabilities for the Tohoku Catastrophe, including reserves established for CBI claims and JERC-related losses, are reasonable. However, given the unprecedented nature of the catastrophe and the inherent nature of the underlying claims, the subsequent development of these liabilities in future periods could vary materially from amounts included in our unaudited financial statements for the quarterly period ended March 31, 2011.

Sale of Nan Shan.  On January 12, 2011, we entered into an agreement to sell our 97.57 percent interest in Nan Shan Life Insurance Company, Ltd. (“Nan Shan”) for $2.16 billion in cash to a Taiwan-based consortium. While we believe the consortium meets certain basic criteria established by the Financial Supervisory Commission of Taiwan, the transaction is still subject to regulatory approvals and other closing conditions. Discussions with regulators and other interested parties are ongoing. The sale of Nan Shan is expected to be consummated in 2011.

Our principal executive offices are located at 180 Maiden Lane, New York, New York 10038, and the main telephone number is (212) 770-7000. The Internet address for our corporate website is www.aig.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into the accompanying prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus supplement or the accompanying prospectus. We have included our website address only as an inactive textual reference and we do not intend it to be an active link to our website.

Summary Historical Consolidated Financial Data

The following table summarizes historical consolidated financial information of AIG Parent and its consolidated subsidiaries, which have been derived from our unaudited consolidated financial statements for the three months ended March 31, 2011 and 2010 and audited consolidated financial statements for each of the years in the three-year period ended December 31, 2010, including the effects of reclassification of annual data to conform to the March 31, 2011 presentation. The selected financial data for the three months ended March 31, 2011 and 2010 should be read in conjunction with our unaudited consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which is incorporated by reference into the accompanying prospectus, and, in the opinion of our management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our operating results and financial position as of those dates and for those periods. The selected financial data for the years ended December 31, 2010, 2009 and 2008 should be read in conjunction with our audited consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. The financial information for the year ended December 31, 2010 and the quarter ended March 31, 2011 reflects the effects of AIG’s sales of certain material assets and therefore is not fully comparable to prior periods. The selected financial data for the three months ended March 31, 2011 are not necessarily indicative of our results and performance for any future period.

	Three Months Ended March 31,		Years Ended December 31,
(in millions, except share data)	2011	2010	2010	2009	2008

Revenues:
Premiums	$9,482	$10,914	$45,319	$48,583	$60,147
Policy fees	684	648	2,710	2,656	2,990
Net investment income	5,569	5,200	20,934	18,992	10,453
Net realized capital gains (losses):
Total other-than-temporary impairments on available for sale securities	(218)	(200)	(1,712)	(6,096)	(41,409)
Portion of other-than-temporary impairments on available for sale fixed maturity securities recognized in Accumulated other comprehensive income	3	(459)	(812)	316	—

Net other-than-temporary impairments on available for sale securities recognized in net income (loss)	(215)	(659)	(2,524)	(5,780)	(41,409)
Other realized capital gains (losses)	(436)	325	2,349	570	(5,385)

Total net realized capital gains (losses)	(651)	(334)	(175)	(5,210)	(46,794)
Aircraft leasing revenue	1,156	1,243	4,749	4,967	4,830
Other income	1,196	884	3,989	5,459	(38,293)

Total revenues	17,436	18,555	77,526	75,447	(6,667)

Benefits, claims and expenses:
Policyholder benefits and claims incurred	8,959	8,593	41,394	45,311	45,447
Interest credited to policyholder account balances	1,105	1,109	4,480	4,704	5,589
Amortization of deferred acquisition costs	1,716	2,022	9,134	9,442	9,439
Other acquisition and insurance expenses	1,551	1,610	6,775	6,818	11,571
Interest expense	1,061	1,751	7,981	14,358	15,997
Aircraft leasing expenses	670	1,004	4,050	2,385	2,137
Loss on extinguishment of debt(a)	3,313 (a)	—	104	—	—
Net (gain) loss on sale of properties and divested businesses	72	76	(17,767)	1,271	—
Other expenses	369	749	3,439	5,465	6,182

Total benefits, claims and expenses	18,816	16,914	59,590	89,754	96,362

	Three Months Ended March 31,		Years Ended December 31,
(in millions, except share data)	2011	2010	2010	2009	2008

Income (loss) from continuing operations before income taxes expense (benefit)	(1,380)	1,641	17,936	(14,307)	(103,029)

Income tax expense (benefit)	(200)	(447)	5,859	(1,489)	(9,683)

Income (loss) from continuing operations	(1,180)	2,088	12,077	(12,818)	(93,346)
Income (loss) from discontinued operations, net of income tax expense	1,653	343	(2,064)	505	(7,041)

Net income (loss)	473	2,431	10,013	(12,313)	(100,387)

Less:
Net income (loss) from continuing operations attributable to noncontrolling interests:
Noncontrolling nonvoting, callable, junior and senior preferred interests	252	519	1,818	140	—
Other	(55)	119	355	(1,576)	(984)

Total net income (loss) from continuing operations attributable to noncontrolling interests	197	638	2,173	(1,436)	(984)
Net income (loss) from discontinued operations attributable to noncontrolling interests	7	10	54	72	(114)

Total net income (loss) attributable to noncontrolling interests	204	648	2,227	(1,364)	(1,098)

Net income (loss) attributable to AIG	$269	$1,783	$7,786	$(10,949)	$(99,289)

Net income (loss) attributable to AIG common shareholders(b)	$(543)	$359	$1,583	$(12,244)	$(99,689)

Income per common share attributable to AIG(c):
Basic:
Income (loss) from continuing operations(b)	(1.41)	2.16	14.75	(93.69)	(704.26)
Income (loss) from discontinued operations	1.06	0.50	(3.15)	3.21	(52.59)
Diluted:
Income (loss) from continuing operations(b)	(1.41)	2.16	14.75	(93.69)	(704.26)
Income (loss) from discontinued operations	1.06	0.50	(3.15)	3.21	(52.59)

Weighted average shares outstanding(c):
Basic	1,557,748,353	135,658,680	136,585,844	135,324,896	131,714,245
Diluted	1,557,748,353	135,724,939	136,649,280	135,324,896	131,714,245

(a)	Primarily consists of the accelerated amortization of the remaining prepaid commitment fee asset resulting from the termination of the FRBNY Credit Facility on January 14, 2011.

(b)	Net loss attributable to AIG common shareholders and Loss from continuing operations per share for the three months ended March 31, 2011 reflect deemed dividends of $812 million, representing (1) approximately $427 million, being the excess of the fair value of consideration transferred to Treasury over the carrying value of our Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series E Preferred Stock”), and Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series F Preferred Stock”), and (2) an approximate $385 million liability for a commitment by AIG to pay Treasury’s costs to dispose of all of its shares of common stock received in the Recapitalization.

(c)	Income per common share attributable to AIG and Weighted average shares outstanding for the three months ended March 31, 2011 reflect the issuance of shares of common stock to Treasury in connection with the completion of the Recapitalization.

Summary of the Offering

• Common stock we are offering	100,000,000 Shares

• Common stock the selling shareholder is offering	200,000,000 Shares

• Underwriters’ option to purchase additional shares from the selling shareholder	45,000,000 Shares

• Common stock outstanding after this offering	1,896,747,575 Shares(1)(2)

• Use of proceeds after expenses	We expect to receive net proceeds from this offering of approximately $2.853 billion, after deducting:

• the underwriting discount payable with respect to the shares sold by us in this offering;

• the underwriting discount with respect to the shares sold by the selling shareholder, totaling $29,000,000 (or $35,525,000 if the underwriters exercise their option in full to purchase 45,000,000 additional shares from the selling shareholder); and

• our estimated offering expenses, which include the fees and expenses of counsel for the selling shareholder.

The consummation of this offering satisfies a condition to our obligation to fund $550 million of the settlement amount pursuant to the terms of a settlement that we announced on July 14, 2010 in connection with a number of securities fraud action lawsuits that were consolidated as In re American International Group, Inc. Securities Litigation. This settlement is conditioned on, among other things, court approval and a minimum level of shareholder participation. If we do not fund the $550 million before final court approval of the settlement, lead plaintiffs may, among other things, terminate the settlement agreement or elect to settle by acquiring our common stock. For more information, please see Note 16(a) to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. We intend to use a portion of the net proceeds from this offering, or other available cash, to fund such settlement amount.

We intend to use the remaining net proceeds from this offering for general corporate purposes.

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling shareholder.

• Termination of Series G Drawdown Right and Cancellation of Series G Preferred Stock	Because net proceeds to us from this offering exceed $2 billion, under the terms of the $2 billion commitment (the “Series G Drawdown Right”) by Treasury relating to our Series G Preferred Stock, the Series G Drawdown Right will terminate and the Series G Preferred Stock will be cancelled upon the closing of this offering.

• New York Stock Exchange, or “NYSE,” Listing Ticker Symbol	“AIG”

(1)	The number of shares of our common stock outstanding immediately after the closing of this offering is based on 1,796,747,575 shares of our common stock outstanding as of April 29, 2011, which include all shares of our common stock offered by the selling shareholder in this offering.

(2)	Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes approximately 75.0 million shares of our common stock issuable upon exercise of outstanding warrants issued to our shareholders, approximately 2.4 million shares of common stock issuable upon conversion of our outstanding Equity Units and approximately 2.4 million shares of our common stock issuable under our equity compensation plans (excluding stock appreciation rights that are payable in cash or shares), in each case, as of April 29, 2011.

The offer and sale of the common stock in certain jurisdictions is subject to the restrictions described herein under “Underwriting — Selling Restrictions.”

Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” sections of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2010. These risks include the following:

•	A downgrade in the Insurer Financial Strength ratings of our insurance companies could prevent the companies from writing new business and retaining customers and business.

•	A downgrade in our credit ratings could require us to post additional collateral and result in the termination of derivative transactions.

•	Our businesses, consolidated results of operations and financial condition have been and may continue to be materially and adversely affected by market conditions.

•	The value of our investment portfolio is subject to a number of risks and uncertainties, including changes in interest rates.

•	Concentration of our investment portfolios in any particular segment of the economy may have adverse effects.

•	The value of our investment portfolio is exposed to the creditworthiness of state and municipal governments.

•	Concentration of our insurance and other risk exposures may have adverse effects.

•	Casualty insurance liabilities are difficult to predict and may exceed the related reserves for losses and loss expenses.

•	We face intense competition in each of our businesses.

•	Guarantees within certain of our products may decrease our earnings and increase the volatility of our results.

•	Interest rate fluctuations, increased surrenders, investment returns and other events may require our subsidiaries to accelerate the amortization of deferred policy acquisition costs (“DAC”), which could adversely affect our results of operations.

•	The occurrence of catastrophic events could adversely affect our consolidated financial condition or results of operations.

•	Reinsurance may not be available or affordable.

•	Reinsurance subjects us to the credit risk of our reinsurers and may not be adequate to protect us against losses.

•	Claims under indemnity obligations may be material.

•	The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act will subject us to substantial additional federal regulation, which may materially and adversely affect our businesses, results of operations, cash flows, financial condition and credit ratings.

•	We are subject to extensive regulation in the jurisdictions in which we conduct our businesses, including with respect to the pricing of policies that we write, and regulatory actions could make it challenging for us to continue to engage in business in the ordinary course.

•	Requirements of the USA PATRIOT Act, the Office of Foreign Assets Control and similar laws that apply to us may expose us to significant penalties.

•	New regulations promulgated from time to time may affect our operations, financial condition and ability to compete effectively.

•	Our foreign operations expose us to risks that may affect our operations, liquidity and financial condition.

•	Significant legal proceedings may adversely affect our results of operations or financial condition.

•	If actual experience differs from management’s estimates used in the preparation of financial statements, our consolidated results of operations or financial condition could be adversely affected.

•	Our aircraft leasing business depends on lease revenues and exposes us to the risk of lessee non-performance.

•	Our aircraft may become obsolete over time.

•	If our internal sources of liquidity are insufficient to meet our needs, we may become dependent on third-party financing, external capital markets or other sources of liquidity, which may not be available or could be prohibitively expensive.

•	AIG Parent’s ability to access funds from our subsidiaries is limited.

•	AIG Parent’s ability to support our subsidiaries is limited.

•	Certain of the investments held by our subsidiaries are illiquid and/or are difficult to sell, or to sell in significant amounts or at acceptable prices, to generate cash to meet their needs.

•	We have pledged equity interests in certain of our businesses and other assets to secure intercompany loans made in connection with the Recapitalization and granted other control rights with respect to certain businesses and assets.

•	As a result of the issuance of the shares of our common stock to Treasury in connection with the Recapitalization, Treasury is AIG Parent’s controlling shareholder.

•	Mr. Benmosche, our CEO, may be unable to continue to provide services to AIG due to his health.

•	The limitations on incentive compensation contained in the American Recovery and Reinvestment Act of 2009 and the restrictions placed on compensation by the Special Master for TARP Executive Compensation and in our agreement with Treasury may adversely affect our ability to attract talent and retain and motivate our highest performing employees.

•	Employee error and misconduct may be difficult to detect and prevent and may result in significant losses.

•	If we are unable to maintain the availability of our electronic data systems and safeguard the security of our data, our ability to conduct business may be compromised, which could adversely affect our consolidated financial condition or results of operations.

•	A deterioration in the credit markets may cause us to recognize unrealized market valuation losses which could have an adverse effect on our consolidated financial condition, consolidated results of operations or liquidity. Moreover, depending on how and when the Basel I capital standards are phased out, the period of time that AIGFP remains at risk for such deterioration could be longer than anticipated by AIGFP.

•	Our ability to achieve our long-term aspirational goals with respect to return on equity and earnings per share and other long-term aspirational goals are based on significant assumptions, and our actual results may differ, possibly materially and adversely, from these goals.

You should carefully consider the risks described above, as more fully described in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, and in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2010, and in conjunction with the “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” sections of this prospectus supplement, as well as the other information included in this prospectus supplement and the accompanying prospectus, or incorporated by reference into the accompanying prospectus, before purchasing shares of our common stock.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2010, as well as the other information included in this prospectus supplement and the accompanying prospectus, or incorporated by reference into the accompanying prospectus, before purchasing shares of our common stock.

We may be unable to pay dividends or repurchase shares of our common stock and we currently do not pay cash dividends and do not expect to pay cash dividends in the foreseeable future.

We have not paid any cash dividends since September 2008, and we do not anticipate paying cash dividends in the foreseeable future. No assurance can be given that we will begin paying cash dividends.

Until our regulatory status is determined and the applicable capital and other requirements are established for us to pay dividends or repurchase shares of our common stock, we will be unable to pay dividends or repurchase shares of our common stock. The regulatory framework that will apply to us will be dependent, among other things, on whether we are treated as either a systemically important financial company or as a savings and loan holding company under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The level of Treasury’s shareholdings in us may affect our regulatory status. The regulatory regime that will ultimately be applicable to us will affect our ability to pay dividends or repurchase shares of our common stock. For example, if we were subject to the same regulation as a bank holding company, our payment of dividends and repurchase of shares of common stock would depend, among other things, on whether we were “well capitalized” and whether we had demonstrated profitability. Thus, we are unable to predict if or when we will be able to pay dividends or repurchase shares of common stock consistent with future regulatory restrictions.

Even if regulatory approval of a payment of dividend or repurchase of shares of common stock is received, the payment of any dividend or repurchase of any shares of common stock will be subject to the approval of our board of directors. In considering whether to pay a dividend or repurchase shares of common stock, our board of directors will take into account such matters as general business conditions, our financial results and prospects, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by our subsidiaries to us, rating agency considerations, including the potential effect on our debt ratings, and such other factors as our board of directors may deem relevant.

Our holding company structure and certain regulatory and other constraints could affect our ability to pay our obligations.

We are a holding company and we conduct substantially all of our operations through subsidiaries. We depend on dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including debt obligations. Further, the majority of our investments are held by our regulated subsidiaries. Our subsidiaries may be limited in their ability to make dividend payments or advance funds to us in the future because of the need to acquire state regulatory approvals to do so in addition to their need to support their own capital levels.

Treasury is our controlling shareholder and may have interests inconsistent with other holders of our common stock.

Treasury holds a controlling interest in us and currently has approximately 92 percent of the voting power of our common stock before this offering. The voting power of the our common stock held by Treasury would be reduced to approximately 77 percent of our outstanding common stock after the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares from the selling shareholder. The interests of Treasury (as a government entity) may not be the same as those of other holders of our common stock.

Treasury is able, to the extent permitted by law, to control a vote of our shareholders on substantially all matters, including:

•	approval of mergers or other business combinations;

•	a sale of all or substantially all of our assets;

•	amendments to our amended and restated certificate of incorporation; and

•	other matters that might be favorable to Treasury, but not to our other shareholders.

Moreover, Treasury’s ability to cause or prevent a change in control of us could also have an adverse effect on the market price of our common stock. Treasury may also, subject to applicable securities laws and except as described under “Underwriting”, transfer all, or a portion of, our common stock to another person or entity and, in the event of such a transfer, that person or entity could become our controlling shareholder. Treasury’s rights under a registration rights agreement, dated as of January 14, 2011, between us and Treasury (the “Registration Rights Agreement”), may be assigned to any person purchasing over $500 million of our common stock.

We granted Treasury certain registration rights and, subject to certain exceptions, the ability to control the terms, conditions and pricing of any offering in which it participates, including any primary offering by us.

Under the Registration Rights Agreement, we have granted Treasury registration rights with respect to the shares of our common stock issued in connection with the Recapitalization, including:

•	the right to participate in any registered offering of our common stock by us, including this offering;

•	the right to demand no more than twice in any 12-month period that we effect a registered marketed offering of its shares after the earlier of August 15, 2011 or the date of our completion of this offering;

•	the right to engage in at-the-market offerings; and

•	subject to certain exceptions, the right to approve the terms, conditions and pricing of any registered offering in which it participates until its ownership falls below 33 percent of our voting securities then outstanding.

Possible future sales of our common stock by Treasury, or the perception that such sales could occur, could adversely affect the market for our common stock.

Under the Registration Rights Agreement, we have granted Treasury the registration rights described above. Although we can make no prediction as to the effect, if any, that sales by Treasury would have on the market price of our common stock, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock.

Possible future sales or other dilution of our equity by us, or the perception of any such possible future sales, may adversely affect the market price of our common stock.

Except as described under “Underwriting,” and subject to Treasury’s rights under, and the restrictions contained in, the Registration Rights Agreement, we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock, such as various warrants issued by us. The issuance of the additional shares of our common stock or such other securities will dilute the ownership interest of the existing holders of our common stock. The market price of our common stock could decline as a result of sales of shares of our common stock or sales of such other securities made after this offering or the perception that such sales could occur.

The price of our common stock has fluctuated and may continue to fluctuate significantly, which may make it difficult for you to resell shares of our common stock owned by you at times or at prices you find attractive.

The price of our common stock on the NYSE constantly changes and has been highly volatile. We expect that the market price of our common stock will continue to fluctuate.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	sales of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock, or the perception that such sales could occur, or other actions by Treasury;

•	periodic variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	actions by credit rating agencies;

•	developments in respect of any planned divestitures, including Nan Shan;

•	factors as noted or referenced in this prospectus supplement under “Summary — Risk Factors”, “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” and under comparable headings in the documents incorporated by reference in the accompanying prospectus; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price regardless of our operating results.

Our common stock is an equity security and is subordinate to our existing and future indebtedness and our preferred stock.

Shares of our common stock are equity interests in us and do not constitute indebtedness. This means that shares of our common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, the holders of our common stock are subject to the prior dividend and liquidation rights of holders of our preferred stock or the depositary shares representing such preferred stock then outstanding. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock.

The amendment to our amended and restated certificate of incorporation (the “Protective Amendment”) and our new Tax Asset Protection Plan (the “Plan”) could have an anti-takeover effect.

Although the reason our board of directors approved the Protective Amendment and adopted the Plan is to protect the long-term value of certain tax attributes that may reduce future income taxes, the Protective Amendment could be deemed to have an anti-takeover effect because, among other things, it will restrict the ability of a person, entity or group to accumulate 4.99 percent or more of our common stock. Similarly, while the Plan is not intended to prevent a takeover, it does have a potential anti-takeover effect because an acquiring person may be diluted upon the occurrence of a triggering event. Accordingly, the overall effects of the Protective Amendment and the Plan may be to render more difficult, or discourage, a merger, tender offer, proxy contest or assumption of control by a substantial holder of our securities. See “Description of Common Stock — Protective Amendment to Our Amended

and Restated Certificate of Incorporation” and “— The Tax Asset Protection Plan” of this prospectus supplement for a more detailed discussion about the Protective Amendment and the Plan.

The selling shareholder is a federal agency, and your ability to bring a claim against the selling shareholder under the federal securities laws may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by an act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Section 3(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that the selling shareholder and its officers, agents and employees are exempt from liability for any violation or alleged violation of any provision of the Exchange Act, including the anti-fraud provisions of Section 10(b) of the Exchange Act. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the selling shareholder for a violation of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein or the registration statement of which the accompanying prospectus is a part, or resulting from any other act or omission in connection with the offering by the selling shareholder, would likely be barred.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $2.853 billion, after deducting:

•	the underwriting discount payable with respect to the shares sold by us in this offering;

•	the underwriting discount with respect to the shares sold by the selling shareholder, totaling $29,000,000 (or $35,525,000 if the underwriters exercise their option in full to purchase 45,000,000 additional shares from the selling shareholder); and

•	our estimated offering expenses, which include the fees and expenses of counsel for the selling shareholder.

The consummation of this offering satisfies a condition to our obligation to fund $550 million of the settlement amount pursuant to the terms of a settlement that we announced on July 14, 2010 in connection with a number of securities fraud action lawsuits that were consolidated as In re American International Group, Inc. Securities Litigation. This settlement is conditioned on, among other things, court approval and a minimum level of shareholder participation. If we do not fund the $550 million before final court approval of the settlement, lead plaintiffs may, among other things, terminate the settlement agreement or elect to settle by acquiring AIG common stock. For more information, please see Note 16(a) to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. We intend to use a portion of the net proceeds from this offering, or other available cash, to fund such settlement amount.

We intend to use the remaining net proceeds from this offering for general corporate purposes.

We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling shareholder.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “AIG” and is also listed on stock exchanges in Ireland and Tokyo. The following table sets forth the high and low sales price per share of our common stock on the NYSE during the periods shown, which have been adjusted to reflect the one-for-twenty reverse common stock split that became effective June 30, 2009.

	Low	High
	Sale Price	Sale Price

2011:
Second Quarter (through May 24, 2011)	$29.15	$35.57
First Quarter	34.95	62.87
2010:
Fourth Quarter	38.30	61.68
Third Quarter	32.50	42.19
Second Quarter	32.11	45.90
First Quarter	21.54	38.45
2009:
Fourth Quarter	27.40	47.42
Third Quarter	8.22	55.90
Second Quarter	19.40	43.80
First Quarter	6.60	40.00

During the periods shown above, no cash dividends were declared or paid. In January 2011, as part of the Recapitalization, we declared a dividend of 0.533933 warrants for each share of our common stock owned by the common shareholders of record as of January 13, 2011. Each of such 10-year warrants entitles the holder to purchase one share of our common stock at an exercise price of $45.00 per share, subject to anti-dilution adjustments for certain events. On January 19, 2011, 74,997,777.598 warrants were issued to our common shareholders, of which 67,650.196 warrants were retained by us to satisfy tax withholding. In addition, in connection with the adoption of the Plan, on March 9, 2011, our board of directors declared a dividend of one right for each outstanding share of our common stock, held of record as of the close of business on March 18, 2011 or issued thereafter. See “Description of Common Stock — The Tax Asset Protection Plan” for a description of the rights.

As of April 29, 2011, there were 1,796,747,575 shares of common stock outstanding, held by approximately 45,286 record holders. On May 24, 2011, the last reported sale price of our common stock on the NYSE was $29.46 per share.

Payment of future dividends is dependent on the regulatory regime that will ultimately be applicable to us, and dividends will be payable on our common stock only when, as and if declared by our board of directors. In considering whether to pay a dividend or repurchase shares of common stock, our board of directors will take into account such matters as general business conditions, our financial results and prospects, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by our subsidiaries to us, rating agency considerations, including the potential effect on our debt ratings, and such other factors as our board of directors may deem relevant. We do not expect to pay cash dividends in the foreseeable future. Under the terms of the Series G Preferred Stock, we are required to obtain the consent of Treasury to pay any dividend on our common stock or to repurchase shares of our common stock (in each case subject to limited exceptions) while our Series G Preferred Stock is outstanding. However, because net proceeds to us from this offering exceed $2 billion, the Series G Drawdown Right will be terminated and the Series G Preferred Stock will be cancelled. In addition, subject to certain exceptions, the terms of our outstanding junior subordinated debentures may restrict our ability to declare or pay dividends on our common stock upon an event of default under those junior subordinated debentures or deferral of interest payments thereon. As of the date of this prospectus supplement, we have not deferred any interest payment under those junior subordinated debentures. See “Description of Common Stock — Impact of Other Securities and Contractual Obligations of AIG — Junior Subordinated Debentures” for a more detailed discussion of these restrictions. For a discussion of certain regulatory restrictions that might apply to our ability to pay dividends on our common stock, see “Risk Factors — We may be unable to pay dividends or repurchase shares of our common stock and we currently do not pay cash dividends and do not expect to pay cash dividends in the foreseeable future.” For a discussion of certain restrictions on the payment of dividends to AIG by our insurance subsidiaries, see “Risk Factors — Our holding company structure and certain regulatory and other constraints could affect our ability to pay our obligations.”

CAPITALIZATION

The following tables set forth our cash and long-term debt and equity, as of March 31, 2011,

•	on an actual basis; and

•	on an “as adjusted” basis to reflect the issuance and sale of 100,000,000 shares of common stock by us, payment of $550 million of the settlement amount in connection with the In re American International Group, Inc. Securities Litigation settlement, termination of the Series G Drawdown Right and the cancellation of the Series G Preferred Stock upon completion of this offering on the terms described herein (collectively, “As Adjusted Basis”).

These tables should be read in conjunction with the “Use of Proceeds” section of this prospectus supplement and our condensed consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which is incorporated by reference into the accompanying prospectus.

	At March 31, 2011
		As Adjusted
	Actual	Basis(2)(3)
	(In millions, except
	share data)

Cash	$1,801	$3,994

Long-term debt	$82,166	$82,166
AIG shareholders’ equity:
Preferred stock
Series G; $5.00 par value; shares issued: 20,000 (actual); 0 (as adjusted)	—	—
Common stock, $2.50 par value; 5,000,000,000 shares authorized; shares issued: 1,803,380,795 (actual); 1,903,380,795 (as adjusted)	4,508	4,758
Treasury stock, at cost; 6,660,852 shares of common stock	(873)	(873)
Additional paid-in capital (1)	77,697	80,332
Accumulated deficit	(3,202)	(3,187	)(4)
Accumulated other comprehensive income	6,896	6,896

Total AIG shareholders’ equity	85,026	87,926
Non-redeemable noncontrolling interests	819	819

Total equity	85,845	88,745

Total long-term debt and equity	$168,011	$170,911

(1)	Additional paid-in capital as of March 31, 2011 reflected a reduction for an approximate $385 million liability for a commitment by us to pay Treasury’s costs to dispose of all of its shares of common stock received in the Recapitalization.

(2)	Reflects the issuance and sale of 100,000,000 shares by us at a price per share of $28.855 for total consideration of $2,885.5 million less transaction costs of approximately $32.325 million (including (i) the underwriting discount with respect to the shares sold by the selling shareholder and (ii) our estimated offering expenses, which include the fees and expenses of counsel for the selling shareholder). The effects of the exercise by the underwriters of their option to purchase up to 45,000,000 additional shares from the selling shareholder are not included.

(3)	Because the net proceeds from this offering of our common stock to us exceed $2 billion, the Series G Drawdown Right will be terminated and the Series G Preferred Stock will be cancelled upon the completion of this offering. The “as adjusted” column reflects that we will pay $110 million to Treasury in connection with such termination and cancellation pursuant to the Amended and Restated Purchase Agreement, dated January 14, 2011 (the “Amended and Restated Purchase Agreement”), between Treasury, us and the FRBNY.

(4)	Reflects a reduction of $15 million, attributable to the 200,000,000 shares sold by Treasury in this offering, in the previously-estimated liability for a commitment by us to pay Treasury’s costs to dispose of our common stock, based on the pro rata portion of the original estimate of the expenses of $46 million compared to the current estimate of $31 million for expenses attributable to the shares sold by Treasury in this offering.

DESCRIPTION OF COMMON STOCK

This section summarizes some of the terms of our capital stock, plans, securities exercisable for our common stock and debt instruments and agreements containing restrictions relating to our capital stock. This summary does not purport to be complete and is qualified by the documents governing those terms which contain the full legal text of the matters described in this section. Such documents have been filed with the SEC or incorporated by reference as exhibits to the registration statement of which the accompanying prospectus forms a part or to our Annual Report on Form 10-K for the year ended December 31, 2010 or our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011. You should refer to these documents for more information.

This summary supplements and amends the general description of our common stock contained in the accompanying prospectus. Any information regarding the common stock contained in this prospectus supplement that is inconsistent with information in the accompanying prospectus will apply and will supersede the inconsistent information in the accompanying prospectus.

General

AIG’s authorized capital stock includes 5,000,000,000 shares of common stock (par value $2.50 per share). As of April 29, 2011, there were 1,796,747,575 shares of our common stock outstanding.

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled:

•	to receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (AIG is subject to contractual restrictions on its ability to pay dividends, see “Price Range of Common Stock and Dividends” and “— Impact of Other Securities and Contractual Obligations of AIG” below); and

•	in the event of dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in AIG’s amended and restated certificate of incorporation.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Authorized but unissued shares of common stock may be issued without shareholder approval.

AIG has adopted direct company registration of its common stock. Holders of shares of common stock will not receive stock certificates evidencing their share ownership. Instead, they will be provided with a statement reflecting the number of shares registered in their accounts.

The transfer agent for our common stock is Wells Fargo Bank, N.A.

Protective Amendment to Our Amended and Restated Certificate of Incorporation

Our board of directors and our shareholders have approved the Protective Amendment. The purpose of the Protective Amendment is to prevent certain transfers of our securities that could result in an ownership change under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore, materially inhibit our ability to use certain net operating loss carryforward, capital loss carryforwards and foreign tax credits carryforwards to reduce future income taxes (the “Tax Attributes”).

The Protective Amendment generally restricts any direct or indirect transfer of our common stock (such as transfers of our securities that result from the transfer of interests in other entities that own our common stock) if the effect would be to:

•	increase the direct, indirect or constructive ownership by any Person (as defined below) to 4.99 percent or more of our common stock then outstanding or certain other classes of stock then outstanding (a “Five Percent Shareholder”); or

•	increase the percentage of our stock owned directly, indirectly or constructively by a Five Percent Shareholder.

“Person” means any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity. Restricted transfers include sales to Persons whose resulting percentage ownership (direct, indirect or constructive) of our common stock would equal or exceed the 4.99 percent threshold discussed above, or to Persons whose direct or indirect ownership of our common stock would by attribution cause another Person to equal or exceed such threshold. Complicated stock ownership rules prescribed by the Code (and Treasury regulations promulgated thereunder) apply in determining whether a Person is a Five Percent Shareholder under the Protective Amendment.

These transfer restrictions may result in the delay or refusal of certain requested transfers of our common stock, or prohibit ownership (thus requiring dispositions) of our common stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity that, directly or indirectly, owns our common stock. The transfer restrictions also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) with respect to AIG securities to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in a proscribed level of ownership. These restrictions also apply to the exercise of the Dividend Warrants, the Series D Warrant and Series F Warrant (each as defined below).

Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the direct owner of our securities would be deemed to have disposed of, and required to dispose, the excess stock (as defined below), with such disposition being deemed to occur simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the securities owned in violation of the Protective Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of our common stock, or in the case of options, receiving our common stock in respect of their exercise. In this prospectus supplement, the common stock purportedly acquired in violation of the Protective Amendment is referred to as “excess stock.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock. Our agent is required to sell such excess stock in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Protective Amendment. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or, in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the prohibited transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of our agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount, not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares for an amount equal to the proceeds of such sale (taking into account the actual costs incurred by our agent)).

The transfer restrictions in the Protective Amendment are subject to certain exceptions. Among other things, a transfer from one member of a “public group” (as defined under Section 382) to another member of the same public group that does not result in such transferee being treated as a “5-percent shareholder” (as defined under

Section 382) does not increase the percentage interests taken into account for purposes of determining an ownership change and, therefore, such transfers are generally not restricted. In addition, our board of directors will have the discretion to approve a transfer of our securities that would otherwise violate the transfer restrictions if it determines that the transfer is in our best interests or if the board of directors receives a report, at the board of directors’ request, from our advisors that the proposed transfer does not create a significant risk of material adverse tax consequences to us. The board of directors is also required to approve any proposed transfer by Treasury if that transfer and all prior and anticipated transfers or other transactions during the relevant testing period do not result in an “owner shift” of more than 40 percent under Section 382.

The Protective Amendment would expire on the earliest of (i) the close of business on the third anniversary of the annual meeting of our shareholders in 2011, (ii) the date on which our board of directors receives, at its request, a report from our advisors that the Protective Amendment is no longer necessary for the preservation of the Tax Attributes because of the amendment or repeal of Section 382 or any other change in law, (iii) the first day of a taxable year to which our board of directors receives a report, at its request, from our advisors that no Tax Attributes may be carried forward, and (iv) such date as the board of directors determines for the restrictions in the Protective Amendment to terminate.

For a more detailed discussion about the Protective Amendment, see our Definitive Proxy Statement, dated April 4, 2011, which is incorporated by reference in the accompanying prospectus.

The Tax Asset Protection Plan

On March 9, 2011, our board of directors adopted the Plan and our shareholders ratified the Plan at our annual meeting of shareholders on May 11, 2011. Subject to certain limited exceptions, the Plan is intended to act as a deterrent to any person or group acquiring 4.99 percent or more of our outstanding common stock (an “Acquiring Person”) without the approval of our board of directors. Shareholders who owned 4.99 percent or more of our common stock as of the close of business on March 9, 2011 generally will not trigger the Plan so long as they do not acquire any additional shares of our common stock. As of the close of business on March 9, 2011, Treasury is the only shareholder who owned 4.99 percent or more of our common stock. Our board of directors may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan with respect to which it receives, at its request, a report from our advisors to the effect that such exemption would not create a significant risk of material adverse tax consequences to us, or our board of directors otherwise determines it is in our best interests.

The Rights.  Our board of directors authorized the issuance of one right per each outstanding share of our common stock payable to our shareholders of record as of the close of business on March 18, 2011. Subject to the terms, provisions and conditions of the Plan, if these rights become exercisable, each right would initially represent the right to purchase from us one ten-thousandth of a share of our Participating Preferred Stock, par value $5.00 per share (the “Participating Preferred Stock”), for a purchase price of $185.00 per right (the “Exercise Price”). If issued, each one ten-thousandth of a share of Participating Preferred Stock would generally give a shareholder approximately the same dividend, voting and liquidation rights as does one share of our common stock. However, prior to exercise, a right does not give its holder any rights as a shareholder, including without limitation any dividend, voting or liquidation rights.

Exercisability.  The rights will not be exercisable until the earlier of (i) a public announcement by us that a person or group has become an Acquiring Person (the date of such public announcement is referred to herein as the “Stock Acquisition Date”) and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group if upon consummation of the offer the person or group would directly, indirectly or constructively own 4.99 percent or more of our outstanding common stock. We refer to the date on which the rights become exercisable as the “Separation Time”.

Until the Separation Time, our common stock certificates (or the registration of uncertificated shares on our stock transfer books) will evidence the rights and may contain a notation to that effect. Any transfer of shares of our common stock prior to the Separation Time will constitute a transfer of the associated rights. After the Separation

Time, the rights may be transferred other than in connection with the transfer of the underlying shares of our common stock.

If there is an Acquiring Person on the Separation Time or a person or group becomes an Acquiring Person after the Separation Time, each holder of a right, other than rights that are or were beneficially owned by an Acquiring Person (which will be void), will thereafter have the right to receive upon exercise of a right and payment of the Exercise Price that number of shares of our common stock (or, at AIG’s election, Participating Preferred Stock) having a market value of two times the exercise price of the right.

Exchange.  At any time after the Stock Acquisition Date, provided the Acquiring Person does not hold 50 percent or more of the outstanding common stock, our board of directors may exchange the rights, other than rights that are or were beneficially owned by an Acquiring Person, which will be void, in whole or in part, at an exchange ratio equal to one share of our common stock (or one ten-thousandth of a share of Participating Preferred Stock) per right.

Redemption.  At any time until the Stock Acquisition Date, the board of directors may redeem all of the then-outstanding rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment (the “Redemption Price”). Immediately upon action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of rights will be to receive the Redemption Price.

Anti-Dilution Provisions.  The Exercise Price and the number of outstanding rights are subject to adjustment to prevent dilution that may occur as a result of certain events, including, among others, a stock dividend, a stock split or a reclassification of our common stock.

Amendments.  Any of the provisions of the Plan may be amended by our board of directors at any time and in any manner.

Expiration.  The rights issued pursuant to the Plan will expire on the earliest of (i) the close of business on March 9, 2014, provided that the board of directors may determine to extend the Plan prior to such date as long as our shareholders are asked to ratify such extension at the next succeeding annual meeting, (ii) the time at which the rights are redeemed, (iii) the time at which the rights are exchanged, (iv) the time at which our board of directors receives, at its request, a report from our advisors that the Tax Attributes are utilized in all material respects or no longer available in any material aspect or that an ownership change under Section 382 or any applicable state law would not adversely impact in any material respect the time period in which we could use the Tax Attributes, or materially impair the amount of the Tax Attributes that could be used.

For a more detailed discussion about the Plan, see our Definitive Proxy Statement, dated April 4, 2011, which is incorporated by reference in the accompanying prospectus.

Impact of Other Securities and Contractual Obligations of AIG

Series G Preferred Stock

On January 14, 2011, we issued to Treasury 20,000 shares of Series G Preferred Stock pursuant to the Amended and Restated Purchase Agreement. The Series G Preferred Stock ranks senior to our common stock with respect to the payment of dividends and amounts upon our liquidation, dissolution and winding up.

The Series G Preferred Stock initially has a liquidation preference of zero, which will increase by the amount up to $2 billion of any funds drawn down by us under the Series G Drawdown Right from the closing of the Recapitalization until March 31, 2012 (or the earlier termination of the Series G Drawdown Right).

Dividends on the Series G Preferred Stock are payable on a cumulative basis at a rate per annum of 5 percent, compounded quarterly, of the aggregate liquidation preference of the Series G Preferred Stock and may be paid, at our option, in cash or in increases in the liquidation preference.

Under the terms of the Series G Preferred Stock and pursuant to the Amended and Restated Purchase Agreement, so long as any share of the Series G Preferred Stock remains outstanding, without the consent of each holder of the Series G Preferred Stock, we are not able to declare or pay any dividend or distribution on our common stock or purchase, redeem or otherwise acquire for consideration any shares of our common stock, in each case subject to limited exceptions.

Because net proceeds from this offering to us exceed $2 billion, the Series G Drawdown Right will terminate upon the closing of this offering and the Series G Preferred Stock will be cancelled. We will pay $110 million to Treasury in connection with such termination and cancellation pursuant to the Amended and Restated Purchase Agreement.

Other Preferred Stock

Other than the Series G Preferred Stock, we currently have no other series or classes of preferred stock issued or outstanding. However, we may issue shares of Participating Preferred Stock pursuant to the Plan or issue other classes or series of preferred stock without consent of or any action on the part of holders of our common stock. See “Description of Common Stock — The Tax Asset Protection Plan” above for a more detailed description of the Participating Preferred Stock and “Description of Preferred Stock and Depositary Shares AIG May Offer” in the accompanying prospectus for a more detailed description of the preferred stock AIG may offer from time to time.

Series D Warrant

On November 25, 2008, we issued to Treasury a warrant (the “Series D Warrant”) to purchase up to 2,689,938 shares of our common stock, as adjusted to reflect the effect of the one-for-twenty reverse stock split of our common stock. The Series D Warrant is currently exercisable at an exercise price of $50 per share. The ultimate number of shares of common stock to be issued under the terms of the Series D Warrant and the exercise price of the Series D Warrant is also subject to certain customary anti-dilution adjustments as set forth in the Series D Warrant certificate, including, among others, upon the issuances, in certain circumstances, of common stock or securities convertible into common stock.

The Series D Warrant has a term of 10 years and is exercisable at any time, in whole or in part. The Series D Warrant is not subject to any contractual restrictions on transfer other than such as are necessary to ensure compliance with U.S. federal and state securities laws. Treasury has agreed that it will not exercise any voting rights with respect to the common stock issued upon exercise of the Series D Warrant.

Series F Warrant

On April 17, 2009, we issued to Treasury a warrant (the “Series F Warrant”) to purchase up to 150 shares of our common stock, as adjusted to reflect the effect of the one-for-twenty reverse stock split of our common stock. The Series F Warrant is currently exercisable at an exercise price of $0.00002 per share. The ultimate number of shares of common stock to be issued under the terms of the Series F Warrant and the exercise price of the Series F Warrant are subject to certain customary anti-dilution adjustments as set forth in the Series F Warrant certificate, including, among others, upon the issuances, in certain circumstances, of common stock or securities convertible into common stock.

The Series F Warrant has a term of 10 years and is exercisable at any time, in whole or in part. The Series F Warrant is not subject to any contractual restrictions on transfer other than such as are necessary to ensure compliance with U.S. federal and state securities laws. Treasury has agreed that it will not exercise any voting rights with respect to the common stock issued upon exercise of the Series F Warrant.

Warrants to Common Stock Holders as Dividend

As part of the Recapitalization, on January 19, 2011, we issued to the holders of record of our common stock on January 13, 2011, by means of a dividend, 10-year warrants (the “Dividend Warrants”) to purchase a total of up to 74,997,777.598 shares of our common stock at an exercise price of $45.00 per share, subject to anti-dilution adjustment for certain events specified in the Warrant Agreement, dated January 6, 2011, between Wells Fargo Bank, N.A., as Warrant Agent, and us. We retained 67,650.196 Dividend Warrants to satisfy tax withholding. The exercise of the Dividend Warrants will be subject to the restrictions set forth in the Protective Amendment.

Junior Subordinated Debentures

We have previously issued junior subordinated debentures that contain provisions that restrict our activities with respect to our common stock. Specifically, the issued debentures provide that if an event of default has occurred and is continuing with respect to the issued debentures or we have given notice of our election to defer interest payments on the issued debentures but the related deferral period has not yet commenced or a deferral period is continuing, then, subject to certain exceptions, we will not, and will not permit any of our subsidiaries to: (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock, (b) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that upon our liquidation rank pari passu with or junior to the issued debentures or (c) make any guarantee payments with respect to any of our guarantees of the securities of any subsidiary if such guarantee ranks pari passu with, or junior in interest to, the issued debentures. In addition, if any deferral period for certain of the issued debentures lasts longer than one year, neither we nor any of our subsidiaries will be permitted to purchase, redeem or otherwise acquire any securities ranking junior to or pari passu with any common stock, certain qualifying warrants and certain qualifying non-cumulative preferred stock, the proceeds of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid, subject to the exceptions listed above. However, if we are involved in a business combination where immediately after its consummation more than 50 percent of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination or directors of AIG who were directors at the time of the initial approval of the definitive agreement relating to the business combination cease for any reason to constitute a majority of the surviving or resulting entity’s board of directors, then the one-year restriction on repurchases described in the previous sentence will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

As of March 31, 2011, we had $11.967 billion aggregate principal amount of such junior subordinated debentures outstanding in various series, and we have not deferred any interest payment under such junior subordinated debentures.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section summarizes certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of shares of common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from shares of common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the shares of common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the shares of common stock should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the common stock.

You should consult your own tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of shares of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30 percent rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30 percent rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Shares of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of shares of common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5 percent of the common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

A 30 percent withholding tax will be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Federal Estate Taxes

Shares of common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of common stock effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of shares of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50 percent of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

THE SELLING SHAREHOLDER

On January 14, 2011, upon the closing of the Recapitalization, we issued 1,655,037,962 shares of our common stock to Treasury (the “selling shareholder”), in exchange for shares of various classes of our preferred stock held by Treasury and the Trust prior to the completion of the Recapitalization as more fully described below. Such shares of our common stock held by Treasury represent approximately 92 percent of our outstanding common stock as of April 29, 2011.

The following description of the selling shareholder was provided by Treasury and derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the Emergency Economic Stabilization Act of 2008, as amended, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The table below sets forth information with respect to the number of shares of our common stock beneficially owned by the selling shareholder as of April 29, 2011, the number of shares of our common stock being offered by the selling shareholder in this offering, and the number of shares of our common stock to be beneficially owned by the selling shareholder assuming all the shares of our common stock offered by the selling shareholder in this offering are sold (but assuming no exercise of the underwriters’ option to purchase 45,000,000 additional shares from the selling shareholder).

Number of Shares
	of Common Stock		Number of Shares
	Beneficially Owned	Number of Shares	of Common Stock
	Prior to the	of Common Stock	Beneficially Owned
Selling Shareholder	Offering(1)	Being Offered	After the Offering(2)

United States Department of the Treasury	1,655,037,962	200,000,000	1,455,037,962

(1)	Represents approximately 92 percent of our common stock outstanding as of April 29, 2011.

(2)	Represents approximately 77 percent of our common stock outstanding as of April 29, 2011.

In addition to the shares of our common stock, Treasury currently holds 20,000 shares of our Series G Preferred Stock, the Series D Warrant to purchase up to 2,689,938 shares of our common stock and the Series F Warrant to purchase up to 150 shares of our common stock, each subject to certain customary anti-dilution adjustments. Because the net proceeds to us from this offering exceed $2 billion, the Series G Preferred Stock will be cancelled upon the completion of this offering. See “Description of Common Stock” in this prospectus supplement for more information about such other securities held by Treasury. Treasury also holds certain preferred interests in AIA SPV, which were previously held by the FRBNY and transferred to Treasury in the Recapitalization. Treasury and AIG are also parties to certain agreements, including the Master Transaction Agreement, dated as of December 8, 2010, among AIG, ALICO Holdings LLC, AIA SPV, the FRBNY, Treasury and the Trust, and the Registration Rights Agreement. Under the Registration Rights Agreement, we have agreed to pay the underwriting discounts and commissions payable with respect to the shares of our common stock sold by Treasury in this offering and the fees and expenses of counsel for Treasury, and to indemnify Treasury for certain liabilities in connection with this offering, including any liabilities under the Securities Act. Such agreement also grants Treasury the right to demand no more than twice in any 12-month period that we effect a registered marketed offering of its shares after the earlier of August 15, 2011 or the date of our completion of this offering.

Before the completion of the Recapitalization, Treasury also held (i) 400,000 shares of our Series E Preferred Stock, which were issued in exchange for our Series D Fixed Rate Cumulative Perpetual Preferred Stock, par value $5.00 per share, then held by Treasury, and (ii) 300,000 shares of our Series F Preferred Stock. In addition, the Trust, a trust established for the sole benefit of the Treasury, held 100,000 shares of our Series C Perpetual, Convertible, Participating Preferred Stock, par value $5.00 per share (the “Series C Preferred Stock”). Upon the closing of the Recapitalization, the Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock were exchanged for, among other things, an aggregate of 1,655,037,962 shares of our common stock. The Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock were all cancelled upon the closing of the Recapitalization.

Governmental Immunity

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by an act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in cases involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Section 3(c) of the Exchange Act provides that Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of any provision of the Exchange Act, including the anti-fraud provisions of Section 10(b). Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein or the registration statement of which the accompanying prospectus is a part, or resulting from any other act or omission in connection with the offering by Treasury, would likely be barred.

UNDERWRITING

AIG, the selling shareholder and the underwriters named below have entered into an underwriting agreement with respect to the shares of AIG common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint global coordinators of the offering and are the representatives of the underwriters (the “representatives”).

		Number of Shares
	Number of Shares	of Common Stock
	of Common Stock	Sold by the Selling
Underwriters	Sold by AIG	Shareholder

Merrill Lynch, Pierce, Fenner & Smith Incorporated	13,249,999	26,500,000
Deutsche Bank Securities Inc.	13,249,999	26,500,000
Goldman, Sachs & Co.	13,249,999	26,500,000
J.P. Morgan Securities LLC	13,249,999	26,500,000
Barclays Capital Inc.	3,142,857	6,285,715
Citigroup Global Markets Inc.	3,142,858	6,285,714
Credit Suisse Securities (USA) LLC	3,142,857	6,285,715
Macquarie Capital (USA) Inc.	3,142,858	6,285,714
Morgan Stanley & Co. Incorporated	3,142,857	6,285,715
UBS Securities LLC	3,142,858	6,285,714
Wells Fargo Securities, LLC	3,142,857	6,285,715
BNP Paribas Securities Corp.	1,250,000	2,500,000
ICBC International Securities Limited	1,250,000	2,500,000
Nomura Securities International, Inc.	1,250,000	2,500,000
RBC Capital Markets, LLC	1,250,000	2,500,000
RBS Securities Inc.	1,250,000	2,500,000
SMBC Nikko Capital Markets Limited	1,250,000	2,500,000
Standard Chartered Securities (Hong Kong) Limited	1,250,000	2,500,000
The Williams Capital Group, L.P.	1,250,000	2,500,000
CastleOak Securities, L.P.	520,834	1,041,666
Credit Agricole Securities (USA) Inc.	520,833	1,041,667
Dowling & Partners Securities, LLC	520,834	1,041,666
Drexel Hamilton, LLC	520,833	1,041,667
E*TRADE Securities LLC	520,834	1,041,666
MMC Securities	520,833	1,041,667
HSBC Securities (USA) Inc.	520,834	1,041,666
ING Financial Markets LLC	520,833	1,041,667
Lazard Capital Markets LLC	520,834	1,041,666
Loop Capital Markets LLC	520,833	1,041,667
Mizuho Securities USA Inc.	520,834	1,041,666
M.R. Beal & Company	520,833	1,041,667
Natixis Bleichroeder LLC	520,834	1,041,666
Piper Jaffray & Co.	520,833	1,041,667
PNC Capital Markets LLC	520,834	1,041,666
Samuel A. Ramirez & Company, Inc.	520,833	1,041,667

		Number of Shares
	Number of Shares	of Common Stock
	of Common Stock	Sold by the Selling
Underwriters	Sold by AIG	Shareholder

Sanford C. Bernstein & Co., LLC	520,834	1,041,666
Sandler O’Neill & Partners, L.P.	520,833	1,041,667
Santander Investment Securities Inc.	520,834	1,041,666
Scotia Capital (USA) Inc.	520,833	1,041,667
SG Americas Securities, LLC	520,834	1,041,666
Muriel Siebert & Co., Inc.	520,833	1,041,667
UniCredit Capital Markets LLC	520,834	1,041,666
Willis Securities, Inc.	520,833	1,041,667
Aladdin Capital LLC	166,667	333,333
Blaylock Robert Van, LLC	166,666	333,334
BNY Mellon Capital Markets, LLC	166,667	333,333
Cabrera Capital Markets, LLC	166,666	333,334
C.L. King & Associates, Inc.	166,667	333,333
Gardner Rich, LLC	166,666	333,334
Great Pacific Fixed Income Securities Inc.	166,667	333,333
Kaufman Bros., L.P.	166,666	333,334
Lebenthal & Co., LLC	166,667	333,333
MFR Securities, Inc.	166,666	333,334
Mischler Financial Group, Inc.	166,667	333,333
M. Ramsey King Securities, Inc.	166,666	333,334
SL Hare Capital, Inc.	166,667	333,333
Stifel, Nicolaus & Company, Incorporated	166,666	333,334
Wm Smith & Co.	166,667	333,333

Total	100,000,000	200,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option from the selling shareholder described below unless and until that option is exercised. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to purchase up to an additional 45,000,000 shares from the selling shareholder. They may exercise that option for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to that option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table “Number of Shares of Common Stock Sold by the Selling Shareholder” above.

The following table shows the per share and total underwriting discount to be paid to the underwriters by AIG in respect of the shares sold by it.

Paid by AIG in Respect of the Shares Sold by AIG

Per Share	$0.145
Total	$14,500,000

AIG has agreed to pay the underwriting discount with respect to the shares sold by the selling shareholder. Such amounts are shown in the following table assuming both no exercise and full exercise of the underwriters’ option to purchase 45,000,000 additional shares of common stock from the selling shareholder. AIG has also agreed to reimburse the selling shareholder for the fees and expenses of counsel for the selling shareholder.

Paid by AIG in Respect of the Shares Sold by the Selling Shareholder

	No Exercise	Full Exercise

Per Share	$0.145	$0.145
Total	$29,000,000	$35,525,000

Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.087 per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

AIG, the selling shareholder and AIG’s directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of, hedge or announce the sale of any of their common stock or any securities of AIG that are substantially similar to the common stock, such as securities convertible into or exchangeable for shares of common stock, during the period from the date of this prospectus supplement continuing through the date 120 days after the date of this prospectus supplement, except with the prior written consent of the representatives. These restrictions will not prevent AIG from issuing shares of common stock (or other stock-based awards) or securities convertible into or exchangeable for common stock (i) under its current employee benefit plans and related plans, (ii) in connection with its obligations with respect to awards previously made by Starr International Company, Inc., (iii) pursuant to certain acquisitions of other companies or businesses for common stock so long as the total number of shares of common stock issued or issuable does not exceed 3 percent of AIG’s then outstanding common stock, or (iv) under its outstanding Equity Units, other convertible or exchangeable securities or securities exercisable for our common stock. In the case of each of AIG’s directors and executive officers, this restriction will not apply to certain transactions, including (i) bona fide gifts to persons or entities that agree to comply with the foregoing restrictions, (ii) certain transfers for estate planning purposes, (iii) any transaction that would not otherwise be reportable under Section 16 of the Exchange Act as a result of that person no longer being a director or executive officer of AIG, or (iv) any other transfer of up to 50,000 shares of common stock.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling shareholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares from the selling shareholder or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them by the selling shareholder. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of AIG’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

AIG estimates that its share of the total expenses of the offering, excluding the underwriting discount in respect of the shares being sold by AIG and the selling shareholder, will be approximately $3.325 million, which includes estimated fees and expenses of counsel for the selling shareholder.

AIG has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Certain of the underwriters and their respective affiliates have rendered and may in the future render various investment banking, lending and commercial banking services, insurance and reinsurance-related services and other advisory services to AIG and its subsidiaries. Certain of these relationships involve transactions that were material to AIG and for which those underwriters received significant fees. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. acted as AIG’s financial advisor in connection with the Recapitalization. Additionally, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, is the transfer agent for our common stock and the warrant agent for our Dividend Warrants. Certain of the underwriters have received, and may in the future receive, customary compensation from AIG and its subsidiaries for such services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of AIG. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

As previously announced, AIG has been conducting a comprehensive review of its dealings with the counterparties with which it did securities and related business before and during the recent financial crisis to determine if those counterparties harmed AIG by their conduct. These counterparties include a large number of financial institutions, including many of the underwriters and various of their affiliates. In connection with this review, AIG has recently entered into agreements with a number of such counterparties, including each of the joint global coordinators and certain of the joint bookrunners and other underwriters, tolling the statute of limitations in respect of certain claims AIG may have against those counterparties and, in some cases, that the counterparties may have against AIG.

Certain of the underwriters are not U.S.-registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the securities in the United States, they will do so through one or more U.S. registered broker-dealers, which may be affiliates of such underwriters, in accordance with the applicable U.S. securities laws and regulations, and as permitted by FINRA regulations. One or more of the underwriters may be unable to make offers or sales in the United States other than through Rule 15a-6 under the Exchange Act. Fees may be shared by the foreign broker-dealer and the U.S. registered broker-dealer.

Selling Restrictions

No action has been or will be taken by AIG, the selling shareholder or any underwriter that would permit a public offering of shares of common stock, or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering or publicity material relating to shares of common stock, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, shares of common stock offered hereby may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering or publicity material relating to the shares of common stock may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Argentina

The issuer has not made, and will not make, any application to obtain an authorization from the Comisión Nacional de Valores (“CNV”) for the public offering of the shares of common stock in Argentina. The CNV has not approved the shares of common stock, the offering nor any document relating to the offering of the shares of common stock. The shares of common stock will not be offered or sold in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Section 16 of the Argentine Public Offering Law N° 17,811, as amended. Argentine insurance companies may not purchase the shares of common stock.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and does not constitute an offer except to the following categories of exempt persons:

(i) “sophisticated investors” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (“Corporations Act”);

(ii) “sophisticated investors” under section 708(8)(c) or (d) of the Corporations Act who have provided an accountant’s certificate to AIG which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before any offer has been made; and

(iii) “professional investors” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

By purchasing shares of common stock, you warrant and agree that:

(i) you are an exempt investor under one of the above categories; and

(ii) you will not offer any shares of common stock issued or sold to you pursuant to this document for sale in Australia within 12 months of those shares being issued or sold unless any such sale offer is exempt from the requirement to issue a disclosure document under sections 708 or 708A of the Corporations Act.

Austria

The shares of common stock of AIG have not been registered or otherwise authorized for public offer under the Austrian Capital Market Act (Kapitalmarktgesetz) or any other relevant securities legislation in Austria and are offered and sold exclusively on a private placement basis or pursuant to applicable exemptions from prospectus, filing and registration requirements in Austria. This document does not constitute a prospectus pursuant to the Austrian Capital Market Act and has not been filed with or approved by any public authority, including the Financial Market Authority (Finanzmarktaufsicht), in Austria.

The form and the content of this document does not comply with the form and content provided by Austrian law for the public offering of shares in Austria.

The recipients of this document and other selling materials in respect of the shares of common stock have been individually selected and identified before the offer being made and are targeted exclusively on the basis of a private placement or applicable exemptions from prospectus, filing and registration requirements, such as the exemption under Section 3 numeral 11 of the Austrian Capital Market Act applicable for qualified investors. Accordingly, the shares of common stock may not be, and are not being offered or advertised publicly or offered similarly in Austria. This document has been issued to each recipient for its personal use only. Accordingly, recipients of this document are advised that this document and any other selling materials in respect of the shares of common stock shall not be passed on by them to any other person in Austria.

There is no intention to make a public offer in Austria, and the information provided in this document does not constitute an offer to the public or an invitation to the public to make an offer for the acquisition of shares of common stock of AIG.

Bahamas

The offer is not open to the public. The offering of each share of common stock directly or indirectly in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer or securities investment advisor by the Securities Commission of The Bahamas. Persons deemed “resident” of The Bahamas pursuant to the Exchange Control Regulations, 1956 of The Bahamas must receive the prior approval of The Central Bank of The Bahamas before accepting an offer to purchase or purchasing the common shares.

Bahrain

This offer is a private placement. It is not subject to regulations of the Central Bank of Bahrain that apply to public offerings of securities, and the extensive disclosure requirements and other protections that such regulations contain. This prospectus supplement and the accompanying prospectus are therefore intended only for “accredited investors.”

The shares of common stock of AIG offered by way of this private placement may only be offered in minimum subscriptions of US$100,000 (or the equivalent in other currencies).

The Central Bank of Bahrain assumes no responsibility for the accuracy and completeness of the statements and information contained in this prospectus supplement and the accompanying prospectus and expressly disclaims any liability whatsoever for any loss or damage howsoever arising from reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

The board of directors and the management of AIG accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of the knowledge and belief of the board of directors and the management, who have taken all reasonable care to ensure that such is the case, the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the reliability of such information.

Brazil

For purposes of Brazilian law, this offer of shares of common stock is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon elsewhere or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior express and written consent.

Therefore, as this prospectus supplement and the accompanying prospectus do not constitute or form part of any public offering to sell or solicitation of a public offering to buy any shares or assets, THE SHARES OF COMMON STOCK OFFERED HEREBY HAVE NOT BEEN, AND WILL NOT BE, AND MAY NOT BE OFFERED FOR SALE OR SOLD IN BRAZIL EXCEPT IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE A PUBLIC OFFERING OR DISTRIBUTION UNDER BRAZILIAN LAWS AND REGULATIONS. DOCUMENTS RELATING TO THE SHARES OF COMMON STOCK, AS WELL AS THE INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN BRAZIL OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF SHARES OF COMMON STOCK TO THE PUBLIC IN BRAZIL.

British Virgin Islands

This prospectus supplement, the accompanying prospectus and the shares of common stock offered herein have not been, and will not be, recognized or registered under the laws and regulations of the British Virgin Islands (“BVI”). The shares of common stock may not be offered or sold in the BVI except in circumstances in which AIG, this prospectus supplement, the accompanying prospectus and the shares of common stock do not require recognition by or registration with the authorities of the BVI. This prospectus supplement and the accompanying prospectus are not a solicitation or offer of interests to members of the public in the BVI.

Brunei

Notice to Residents of Brunei Darussalam

This document and the shares of common stock described herein are not an offer to sell or a solicitation of an offer to buy and/or to subscribe for any shares to the public or any member of the public in Brunei Darussalam but for information purposes only and directed solely to such persons as the law in Brunei Darussalam would regard as a person whose ordinary business or part thereof is to buy or sell shares or debentures, whether as principal or agent. As such, this document and any other document, circular, notice or other material issued in connection therewith may not be distributed or redistributed to and may not be relied upon or used by the public or any member of the public in Brunei Darussalam. All offers, acceptances, subscriptions, sales, and allotments of the shares of common stock or any part thereof shall be made outside Brunei Darussalam. This document has not been registered as a prospectus with the Registrar of Companies under the Companies Act, Cap. 39 of Brunei Darussalam and the shares of common stock have not been approved by Registrar of Companies or by any other government agency in Brunei Darussalam.

Cayman Islands

This is not an offer to the members of the public in the Cayman Islands to subscribe for shares, and applications originating from the Cayman Islands will only be accepted from sophisticated persons or high net worth persons, in each case within the meaning of the Cayman Islands Securities Investment Business Law (as amended).

Chile

Neither AIG nor the shares of common stock are registered in the Securities Registry (Registro de Valores) or the Foreign Securities Registry (Registro de Valores Extranjeros) of the Chilean Securities and Insurance Commission (Superintendencia de Valores y Seguros de Chile) (“SVS”), or subject to the control and supervision of the SVS. This prospectus supplement, the accompanying prospectus and other offering materials relating to the offer of the shares of common stock do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares of common stock in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

People’s Republic of China

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the People’s Republic of China (“China”) and the shares of common stock may not be offered or sold, and will not be offered or sold, to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan or the special administrative regions of Hong Kong and Macau.

Colombia

The shares of common stock of AIG have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, this prospectus supplement and the accompanying prospectus are not a public offering of securities, as these shares of common stock will not be publicly offered in Colombia. If you are interested in obtaining further information, please contact the underwriters. This material is for your sole and exclusive use as a specific person, including any of your shareholders, administrators of employees, as applicable. You acknowledge that Colombian laws and regulations (specifically foreign exchange and tax regulations) are applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

Denmark

This prospectus supplement and the accompanying prospectus do not constitute a prospectus under any Danish law and have not been filed with or been approved by the Danish Financial Supervisory Authority (Finanstilsynet) as this prospectus supplement and the accompanying prospectus have not been prepared in the context of either (i) a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act or any Executive Orders issued pursuant thereto or (ii) an offering of a collective investment scheme comprised by the Danish Investment Associations etc. Act or any Executive Orders issued pursuant thereto. The offering of the shares of common stock will only be directed to investors in Denmark in accordance with the exemptions from the prospectus requirement set forth in Executive Order No. 222 of 10 March 2010 or in Executive Order No. 223 of 10 March 2010. This prospectus supplement and the accompanying prospectus may not be made available nor may the shares of common stock be marketed and/or offered for sale in Denmark other than in circumstances which are exempt from the prospectus requirement in Denmark.

Egypt

The shares of common stock may not be offered or sold in any form of general solicitation or general advertising or in a public offering in Egypt, unless the pre-approval of the Egyptian Financial Supervisory Authority (“EFSA”) has been obtained. Shares of common stock offered and sold in the offering may only be offered or sold in Egypt through a private placement to Egyptian QIBs or Professional High Net Worth Investors (each as defined below) whose ordinary activities involve them in acquiring, holding, managing or disposing of investments for the purposes of their business and only in accordance with applicable Egyptian law and regulations including the applicable provisions of the Capital Market Law (“CMA”) and the provisions of the CMA’s Directives No. 31 for the year 2002 concerning private placements.

Each purchaser of the shares of common stock offered in the private placement in Egypt will be deemed to have represented that it is either an Egyptian QIB or a Professional High Net Worth Investor within the meaning of the CMA and the CMA’s Directives No. 31 of the year 2002 concerning private placements.

An “Egyptian QIB” is an institutional investor having (i) a minimum asset book value of 20.0 million Egyptian Pounds (“EGP”); (ii) a minimum equity book value of EGP 10.0 million; (iii) a minimum investment in securities (excluding securities related to the offering) of EGP 5.0 million as of date of the placement; or (iv) a license to operate in the field of securities and permitted to acquire securities within its objects. In addition, an Egyptian QIB should also have at least five years experience in capital markets and stock exchanges locally and internationally.

A “Professional High Net Worth Investor” is an individual investor: (i) who owns assets with a minimum value of EGP 2.0 million; (ii) with a minimum annual income of EGP 500,000; (iii) with a minimum bank savings account balance of EGP 500,000; (iv) who, as of the placement date, holds securities in two joint stock companies (excluding the offering) with a minimum value of EGP 2.0 million; or (v) who has at least five years experience in capital markets and stock exchanges locally or internationally.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus (the “Securities”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Securities may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are qualified investors as defined in the Prospectus Directive;

(b) to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall require AIG or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

France

This prospectus supplement and the accompanying prospectus have not been submitted to the French Autorité des marchés financiers (“AMF”) for prior approval or otherwise.

The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the shares of common stock has been distributed or caused to be distributed nor may be distributed or caused to be distributed to the public in France, except only (i) to persons licensed to provide the investment service of portfolio management for the account of third parties and/or (ii) to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) acting for their own account and/or (iii) to a limited circle of investors (as defined in Article L.411-2, D.411-4 of the French Code monétaire et financier) acting for their own account.

Such “qualified investors” are notified that they must act for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF Regulations. The shares of common stock may not be re-transferred, directly or indirectly, in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (i.e., Articles L.411-1, L.411-2, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

Guernsey

The shares of common stock may only be offered or sold in or from within the Bailiwick of Guernsey either (i) by persons licensed to do so under the Protection of Investors (Bailiwick of Guernsey) Law, 1987 (as amended) (the “POI Law”); or (ii) to persons licensed under the POI Law, the Insurance Business (Bailiwick of Guernsey) Law, 2002, the Banking Supervision (Bailiwick of Guernsey) Law, 1994, or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc. (Bailiwick of Guernsey) Law, 2000.

Hong Kong

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

WARNING

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice.

Hungary

Pursuant to Section 19 of Act CXX of 2001 on the capital markets, this document was prepared in connection with a private placement in Hungary.

India

This document is for information purposes only and does not constitute an offer or invitation for any investment or subscription for shares of common stock in India. Any person who is in possession of this document is hereby notified that no action has been or will be taken that would allow an offering of the shares of common stock in India and neither this document nor any offering material relating to the shares of common stock has been and/or will be registered as a prospectus or a statement in lieu of prospectus with any registrar of companies in India or the Securities and Exchange Board of India for prior review or approval. This document has not been and will not be reviewed or approved by any regulatory authority in India, including the Securities and Exchange Board of India, any registrar of companies in India or any stock exchange in India. Other than in compliance with the private placement exemptions under applicable laws and regulations in India, including the Companies Act, 1956, as amended, the shares of common stock have not been, and will not be, offered or sold to the public or any member of the public in India. This document is strictly personal to the recipient and neither this document nor the offering of the shares is calculated to result, directly or indirectly, in the shares of common stock becoming available for subscription or purchase by persons other than those receiving the invitation or offer. Accordingly, the shares of common stock may not be offered, sold, transferred or delivered and neither this document nor any offering material relating to the shares of common stock may be distributed or made available (in whole or in part) in India, directly or indirectly in connection with any offer or invitation for any investment or subscription for the shares of common stock in India.

Ireland

The shares of common stock may not be issued, placed, offered or sold in Ireland, and no other action may be taken in relation to the shares of common stock, except, to the extent applicable, in compliance with:

(i) the EU Directive 2003/6/EC on insider dealing and market manipulation, Irish market abuse law (as defined in the Investment Funds Companies and Miscellaneous Provisions Act, 2005), the Market Abuse (Directive 2003/6/EC) Regulations 2005 (S.I. No. 342 of 2005) and any rules issued under section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act, 2005 (as each of the foregoing may be amended, supplemented, varied and/or replaced from time to time);

(ii) the provisions of (A) the Investor Compensation Act, 1998 including, without limitation, Section 21 thereof; (B) the Irish Investment Intermediaries Act, 1995 (as amended) and any codes of conduct, other requirements and guidance issued in connection therewith; and (C) the European Communities (Markets in Financial Instruments) Regulations, 2007 (S.I. 60 of 2007) (as amended) including, without limitation, Parts 6, 7 and 12 thereof and any codes of conduct, other requirements and guidance issued in connection therewith (as each of the foregoing may be amended, supplemented, varied and/or replaced from time to time); and

(iii) the provisions of the Central Bank Acts 1942-2010 and any codes of conduct made under Section 117(1) of the Central Bank Act, 1989 (as amended).

NOTICE TO INVESTORS IN IRELAND

This prospectus supplement and the accompanying prospectus do not comprise a prospectus for the purposes of Article 5.4 of Directive 2003/71/EC, the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland, the Prospectus (Directive 2003\71\EC) Regulations 2005 of Ireland or the Prospectus Rules issued by the Central Bank of Ireland in August 2008 (in each case as amended, supplemented, varied and/or replaced from time to time). Neither this document nor any other offering or marketing material relating to the offering of the shares of common stock have been prepared in accordance with Directive 2003/71/EC on prospectuses or any measures made under that directive or the laws of Ireland implementing that directive or of any EU Member State or EEA treaty adherent state that implements that directive or those measures.

This prospectus supplement and the accompanying prospectus are only being made available to certain prospective investors in Ireland (“Prospective Irish Investors”) on the understanding that any written or oral information contained herein or otherwise made available to them will be kept strictly confidential. The opportunity described in this prospectus supplement and the accompanying prospectus is personal to the addressees in Ireland. This prospectus supplement and the accompanying prospectus must not be copied, reproduced, redistributed or passed by any Prospective Irish Investor to any other person or published in whole or in part for any purpose without the consent of the underwriters. By accepting this prospectus supplement and the accompanying prospectus, Prospective Irish Investors are deemed to undertake and warrant to the underwriters and AIG that they will keep this prospectus supplement and the accompanying prospectus confidential.

Prospective Irish Investors are recommended to seek their own independent financial advice in relation to the opportunity described in this document from their own suitably qualified stockbroker, bank manager, solicitor, accountant or other independent financial adviser who is duly authorized or exempted under the Investments Intermediaries Act 1995 of Ireland (as amended) and/or the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland as appropriate.

Nothing herein shall constitute, or is intended to constitute, or shall be treated as constituting or shall be deemed to constitute, any offer or sale of the shares of common stock or other securities to the public in Ireland or the marketing of a collective investment scheme or any other form of offer, sale, marketing, advertising or provision of facilities for the participation by the public, as beneficiaries, in profits or income arising from the acquisition, holding, management or disposal of securities or any other property whatsoever, otherwise than in accordance with Irish Prospectus Law (as defined in the Investment Funds, Companies and Miscellaneous Provisions Act, 2005 of Ireland), the Central Bank Acts, 1942-2010, the Unit Trusts Act, 1990 (as amended), the European Communities (Markets in Financial Instruments) Regulations, 2007 (S.I. No. 60 of 2007)(as amended), the Investment

Intermediaries Act, 1995 (as amended) and any regulations made thereunder and any codes of conduct, guidance and any other requirements issued in connection therewith (as each of the foregoing may be amended, supplemented, varied and/or replaced from time to time) (“Irish Securities Laws”).

Neither this document nor any other offering or marketing material relating to the offering of the shares of common stock have been approved by the Central Bank of Ireland or any other authority or exchange in Ireland and therefore may not contain all the information required where a document is prepared pursuant to Irish Securities Laws. An investment in the shares of common stock may not provide a level of investor protection equivalent to schemes authorized under Irish Securities Laws and subject to Irish regulations and conditions.

An investment in any shares of common stock does not have the status of a bank deposit and is not within the scope of the Deposit Protection Scheme operated by the Central Bank of Ireland nor any other Irish government guarantee scheme and AIG would not be regulated by the Central Bank of Ireland arising from the issue of any shares of common stock.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, and entities with shareholders’ equity in excess of 250 million Israeli new sheqels, each as defined in the Addendum (as it may be amended from time to time, collectively referred to as “institutional investors”). Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this prospectus supplement and the accompanying prospectus in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

Italy

The offering of the shares of common stock has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”), in accordance with Italian securities legislation. Accordingly, the shares of common stock may not be offered, and copies of this prospectus supplement, the accompanying prospectus or any other document relating to the shares of common stock may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, subsection 1, paragraph b) of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the “Issuers’ Regulation”), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the “Consolidated Financial Act”) or Issuers’ Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers’ Regulation, and provided, however, that any such offer or sale of the shares of common stock or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares of common stock, and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Article 100-bis of the Consolidated Financial Act affects the transferability of the shares of common stock in Italy to the extent that any placement of the shares of common stock is made solely with Qualified Investors and such shares are then systematically resold to non-qualified investors on the secondary market at any time in the 12 months following such placement. Should this occur without the publication of a prospectus, and outside of the application of one of the exemptions referred to above, retail purchasers of shares may have their purchase declared void and claim damages from any intermediary which sold them the shares.

Japan

The shares of common stock to be offered in this offering have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”), and each underwriter has agreed that it will not offer or sell any of the shares of common stock to be offered in this offering, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Jersey

Nothing in this prospectus supplement and the accompanying prospectus, nor anything communicated to holders or potential holders of shares of common stock by AIG or the underwriters is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for the shares of common stock or the exercise of any rights attached thereto for the purposes of the Financial Services (Jersey) Law 1998, as amended.

Jordan

The shares of common stock have not been presented to, or approved by, the Jordanian Securities Commission or the Board for Regulating Transactions in Foreign Exchanges. The underwriters have confirmed that they will not offer the shares of common stock to potential investors in Jordan (i) except pursuant to a prospectus that is filed and approved by the Jordanian Securities Commission and (ii) by persons licensed to do so pursuant to the Jordanian Securities Law and the Law Regulating Trading in Foreign Exchanges, or exemptions from such filing and licenses apply or have been obtained.

Kuwait

The shares of common stock have not been licensed for offering in Kuwait by the Ministry of Commerce and Industry or the Central Bank of Kuwait or any other relevant Kuwaiti government agency. The offering of the shares of common stock in Kuwait on any basis is, therefore, subject to restrictions in accordance with Decree Law No. 31 of 1990, as amended, and Ministerial Order No. 113 of 1992, as amended.

Mexico

The shares of common stock described in this prospectus supplement and the accompanying prospectus are not being offered, sold or traded in Mexico pursuant to, and do not constitute, an oferta pública (public offering) in accordance with the Ley del Mercado de Valores, as amended (Mexican Securities Market Law, or “LMV”), or Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores (the general rules, regulations and other general provisions issued by the Comisión Nacional Bancaria y de Valores (Mexican Banking and Securities Commission, or “CNBV”), or “General Issuer’s Rules”), nor is the offering contemplated hereby being authorized by the CNBV; therefore, any such shares of common stock may not be offered or sold publicly, or otherwise be the subject of brokerage activities, in Mexico, except pursuant to a private placement exemption or other exemptions set forth in the Mexican Securities Market Law. As such, this offering can be made to any person in Mexico so long as the offering is conducted on a direct and personal basis and it complies, among other requirements as set forth under the LMV and the General Issuer’s Rules, with the following:

(i) it is made to persons who are inversionistas institucionales (institutional investors) within the meaning of Article 2, Roman numeral XVII, of the LMV and regarded as such pursuant to the laws of Mexico, or inversionistas calificados (qualified investors) within the meaning of Article 2, Roman numeral XVI, of the LMV, and have the income, assets or qualitative characteristics provided for under Article 1, Roman numeral XIII of the General Issuer’s Rules, which require maintenance, in average over the past year, of investments in securities (within the meaning of the LMV) for an amount equal or greater than 1,500,000 Unidades de Inversión (Investment Units or “UDIs”), or in each of the last 2 years had a gross annual income equal to or greater than 500,000 UDIs; or

(ii) it is made to persons who are stockholders of companies which fulfill their corporate purpose exclusively or substantially with such securities (e.g., investment companies authorized to invest in such securities); or

(iii) it is made pursuant to a plan or applicable program for employees or groups of employees of AIG or affiliates of AIG; or

(iv) it is made to less than 100 persons, to the extent such persons do not qualify under (i), (ii) or (iii) above.

In identifying proposed purchasers for the shares of common stock in Mexico, the underwriters will only contact persons or entities whom they reasonably believe are within one of the four categories described in the immediately preceding paragraph in items (i) through (iv). The underwriters may further require you to expressly reiterate that you fall into one of the above mentioned categories, that you further understand that the private offering of shares of common stock has less documentary and information requirements than public offerings do, and to waive the right to claim on any lacking thereof.

This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico, whether through mass media to indeterminate subjects or otherwise, and they are not intended to serve as an application for the registration of the shares of common stock before the CNBV or listing of the shares of common stock before the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange, or “BMV”), nor as a prospectus in connection with a public offering in Mexico. This prospectus supplement and the accompanying prospectus are solely our responsibility and have not been reviewed or authorized by the CNBV. The CNBV has not assessed or passed on the investment quality of the shares of common stock, our solvency, liquidity or credit quality or the accuracy or completeness of the information provided in this prospectus supplement or the accompanying prospectus. In making an investment decision, all investors, including any Mexican investors who may acquire shares of common stock from time to time, must rely on their own review and examination of our company. The acquisition of the shares of common stock by an investor who is a resident of Mexico will be made under its own responsibility.

Monaco

The shares of common stock may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco duly authorized intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the shares of common stock. Consequently, this prospectus supplement and the accompanying prospectus may only be communicated to banks duly licensed by the Autorité de Contrôle Prudentiel and by the Ministère d’Etat and/or to portfolio management companies duly licensed by the Commission de Contrôle des Activités Financières by virtue of Laws n° 1.144 of July 26, 1991 and Law 1.338 of September 7, 2007.

The investors are perfectly fluent in English and waive the possibility of receiving a French version of this document.

Les investisseurs reconnaissent être à même de prendre connaissance en langue anglaise de ce document et d’en comprendre le contenu, et renoncent expressément à sa traduction en langue française.

Oman

The information contained in this prospectus supplement and the accompanying prospectus neither constitutes a public offer of securities in the Sultanate of Oman as contemplated by the Commercial Companies Law of Oman (Royal Decree 4/74) or the Capital Market Law of Oman (Royal Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy Non-Omani securities in the Sultanate of Oman as contemplated by Article 139 of the Executive Regulations of the Capital Market Law (issued by Capital Market Authority Decision No. 1/2009).

The recipient of this prospectus supplement and the accompanying prospectus in Oman represents that it is a financial institution and is a financially solvent, experienced investor (as described in Article 139 of the Executive Regulations of the Capital Market Law) and that its officers/employees have such experience in business and financial matters that they are capable of evaluating the merits and risks of investments.

This prospectus supplement and the accompanying prospectus have been sent at the request of the investor in Oman, and by receiving this prospectus supplement and the accompanying prospectus, the person or entity to whom they have been issued and sent understands, acknowledges and agrees that this prospectus supplement and the accompanying prospectus have not been approved by the Capital Market Authority (“CMA”) or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares of common stock within Oman.

The distributor of the prospectus supplement and accompanying prospectus is neither a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor a bank licensed by the Central Bank of Oman to provide investment banking services in Oman. The distributor of the prospectus supplement and the accompanying prospectus does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus supplement and the accompanying prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus supplement and the accompanying prospectus are for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this prospectus supplement and the accompanying prospectus and any purchaser of the shares of common stock pursuant to this prospectus supplement and the accompanying prospectus shall not market, distribute, resell, or offer to resell the shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this prospectus supplement or the accompanying prospectus to others.

Portugal

This prospectus supplement and the accompanying prospectus do not constitute an offer or an invitation by or on behalf of AIG to subscribe or purchase any shares of common stock. This prospectus supplement and the accompanying prospectus may not be used for or in connection with any offer to, or solicitation by, anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation. The distribution of this prospectus supplement and accompanying prospectus and the marketing of the shares of common stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and accompanying prospectus comes are required to inform themselves about and to observe any such restrictions.

No action has been taken or will be taken by AIG that would permit a public offering of shares of common stock, or the circulation or distribution of this prospectus supplement and accompanying prospectus or any material in relation to AIG or the shares of common stock, in any country or jurisdiction where action for that purpose is required.

Prospective investors should understand the risks of investing in the shares of common stock before they make their investment decision. They should make their own independent decision to invest in the shares of common stock and as to whether an investment in such shares of common stock are appropriate or proper for them based upon their own judgment and upon advice from such advisors as they consider necessary.

This offer is addressed only to institutional investors, as so qualified pursuant to the Portuguese Securities Code (Decree-Law 486/99, dated November 13, 2000, as amended) and pre-determined investors, and does not qualify as a public offer. The offer has not been and will not be registered with the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários).

Qatar

In the State of Qatar, the offer of the shares of common stock is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and will not be provided, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar to any other person. This offer shall in no way be construed as a general public offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus supplement, the accompanying prospectus and the shares of common stock have not been registered with, approved or licensed by the Qatar Central Bank or the Qatar Financial Markets Authority or any other regulator in the State of Qatar and may not be publicly distributed. The information contained in this prospectus supplement and the accompanying prospectus is for the recipient only and may not be shared with any third party in Qatar. They are not for general circulation in the State of Qatar, and any distribution or reproduction of this prospectus supplement or the accompanying prospectus by the recipient to third parties in Qatar is not permitted and shall be at the liability of such recipient.

Russia

Information contained in this prospectus supplement and the accompanying prospectus is not an offer of, or an invitation to make offers of, to sell, to purchase, to exchange or to transfer any securities in Russia or to or for the benefit of any Russian person, and does not constitute an advertisement, or offering of any securities in Russia. The shares of common stock have not been and will not be registered in Russia and are not intended for “offering,” “placement” or “circulation” in Russia unless and to the extent permitted under Russian law. The shares of common stock will not be offered, transferred or sold as part of their initial distribution or at any time thereafter to or for the benefit of any persons (including legal entities) resident, incorporated, established or having their usual residence in the Russian Federation or to any person located within the territory of the Russian Federation unless and to the extent otherwise permitted under Russian law.

Saudi Arabia

This document (this prospectus supplement and accompanying prospectus) may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments, and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

South Korea

The shares of common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares of common stock have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the shares of common stock may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Switzerland

This prospectus supplement and the accompanying prospectus may be communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus supplement and the accompanying prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The shares of common stock may not be publicly offered in Switzerland and will not be listed on the Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, AIG or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Taiwan

Shares of common stock cannot be offered, distributed, sold or resold to the public in Taiwan unless prior approval from, or effective registration with, the Republic of China government authorities has been obtained pursuant to the applicable laws or a private placement exemption is available under the applicable securities laws.

United Arab Emirates

UAE.  The offering contemplated hereunder has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), the Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services

Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). This offering does not constitute a public offer of shares in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones. The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Dubai International Financial Centre.  This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 200 (the “FSMA”) received by it in connection with the issue or sale of shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus (the “Securities”) in circumstances in which Section 21(1) of the FSMA does not apply to AIG; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Kathleen E. Shannon, Senior Vice President and Deputy General Counsel of AIG, and by Sullivan & Cromwell LLP. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of common stock and currently beneficially owns less than 1 percent of the outstanding shares of common stock. Certain legal matters relating to this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP. Cleary Gottlieb Steen & Hamilton LLP has from time to time provided, and may in the future provide, legal services to AIG and its affiliates. Davis Polk & Wardwell LLP is acting as legal counsel to the selling shareholder.

EXPERTS

The consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated into this prospectus supplement by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance upon the report (which contains explanatory paragraphs, referencing (i) the completion of a series of transactions to recapitalize AIG with Treasury, the FRBNY and the Trust on January 14, 2011 and (ii) the exclusion of Fuji from the audit of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

American International Group, Inc.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares

American International Group, Inc. (AIG) may offer to sell senior debt securities, common stock or preferred stock, either separately or represented, in the case of preferred stock, by depositary shares. Any series of debt securities or preferred stock may be convertible into or exercisable or exchangeable for common stock or another series of preferred stock or other securities of AIG or debt or equity securities of one or more other entities. AIG may offer and sell debt securities, common stock or preferred stock, or in the case of the preferred stock, depositary shares from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. AIG’s common stock is listed on the New York Stock Exchange and trades under the symbol “AIG”.

AIG may issue all or a portion of the debt securities in the form of one or more permanent global certificates. The common stock and preferred stock will be issued in direct registration form on the books and records of AIG.

The United States Department of the Treasury, as a selling shareholder, may use this prospectus in connection with its resale of shares of common stock from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. Information about the selling shareholder and its resale of shares of common stock, including the relationship between the selling shareholder and AIG and the amounts, prices and other terms of the applicable offering, will be included in the applicable prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in the securities involves certain risks.  See “Risk Factors” referred to on page 1 to read about certain factors you should consider before buying the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AIG may offer and sell these securities directly to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis.

The date of this prospectus is April 5, 2011.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.

AIG is responsible only for the information contained in this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any related free writing prospectus issued or authorized by AIG. Neither AIG nor the selling shareholder has authorized anyone to provide you with any other information, and AIG and the selling shareholder take no responsibility for any other information that others may give you. AIG is offering to sell the securities, and the selling shareholder is offering to sell shares of common stock, only under the circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in the documents incorporated herein by reference is accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or any sale of the securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include, and AIG’s officers and representatives may from time to time make projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things:

•	the timing of the disposition of the ownership position of the United States Department of the Treasury (“Treasury”) in AIG;

•	the timing and method of repayment of the preferred interests in AIA Aurora LLC held by Treasury;

•	AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets;

•	AIG’s credit exposures to state and municipal bond issuers;

•	AIG’s strategy for risk management;

•	AIG’s ability to retain and motivate its employees; and

i

•	AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include:

•	actions by credit rating agencies;

•	changes in market conditions;

•	the occurrence of catastrophic events;

•	significant legal proceedings;

•	concentrations in AIG’s investment portfolios, including its municipal bond portfolio;

•	judgments concerning casualty insurance underwriting and reserves;

•	judgments concerning the recognition of deferred tax assets; and

•	such other factors as are discussed throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2010.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

AIG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files with the Securities and Exchange Commission (the “SEC”) proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document AIG files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AIG’s SEC filings are also available to the public through:

•	The SEC’s website at www.sec.gov

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005

AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.

AIG has filed with the SEC a registration statement on Form S-3 relating to the securities. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC (other than information that is deemed “furnished” to the SEC) which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. AIG incorporates by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of

ii

the Exchange Act until all the securities are sold (except for information in these documents or filings that is deemed “furnished” to the SEC):

(1) Annual Report on Form 10-K for the year ended December 31, 2010 and Amendment No. 1 on Form 10-K/A, filed on March 31, 2011.

(2) Current Reports on Form 8-K filed on January 7, 2011, January 12, 2011, January 14, 2011, January 24, 2011, February 9, 2011, February 14, 2011, February 24, 2011, February 25, 2011, March 2, 2011, March 3, 2011, March 9, 2011, March 10, 2011, March 31, 2011 and April 1, 2011.

(3) The definitive proxy statement on Schedule 14A filed on April 4, 2011, and the definitive additional materials on Schedule 14A filed on April 4, 2011.

(4) The description of common stock in the registration statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Exchange Act.

AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Investor Relations Department, 180 Maiden Lane, New York, New York 10038, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

iii

ABOUT AMERICAN INTERNATIONAL GROUP, INC.

AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 180 Maiden Lane, New York, New York 10038, and its main telephone number is (212) 770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

RISK FACTORS

Before investing in any securities offered hereby, you should consider carefully each of the risk factors set forth in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2010 (see “Where You Can Find More Information” in this prospectus).

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, AIG intends to use the net proceeds from the sale of any securities for general corporate purposes.

AIG will not receive any proceeds from the sale of shares of common stock by the selling shareholder.

DESCRIPTION OF DEBT SECURITIES AIG MAY OFFER

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities.

Debt Securities Will Be Senior and Unsecured

The senior debt securities will not be subordinated to any of our other obligations or be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The Senior Debt Indenture

The senior debt securities are governed by a document called an indenture — the senior debt indenture. The senior debt indenture is a contract between AIG and The Bank of New York Mellon, which acts as trustee.

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the senior debt indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “— Events of Default — Remedies If an Event of Default Occurs.”

2. The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The senior debt indenture and its associated documents contain the full legal text of the matters described in this section. The senior debt indenture and the debt securities are governed by New York law. A copy of the senior debt indenture is an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain a copy.

General

We may issue as many distinct series of debt securities under the senior debt indenture as we wish. The provisions of the senior debt indenture allow us not only to issue debt securities with terms different from those previously issued but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior debt indenture, including definitions of certain terms used in the senior debt indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the senior debt indenture. Whenever we refer to particular sections or defined terms of the senior debt indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the senior debt indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (Section 101) The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. Some of the risks associated with such debt securities are described below under “Considerations Relating to Indexed Debt Securities and Non-U.S. Dollar Debt Securities.” The prospectus supplement relating to specific debt securities will also describe certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of and any premium and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of AIG;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiples thereof, the denominations in which the series of debt securities will be issuable;

•	if other than U.S. dollars, the currency of payment of principal and any premium and interest on debt securities of the series;

•	if the currency of payment for principal and any premium and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index used to determine the amount of payment of principal or any premium or interest on the series of debt securities;

•	any covenants we make for the benefit of the series of debt securities;

•	the applicability of the provisions described under “— Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “— Events of Default” below;

•	if the debt securities will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

An investment in debt securities may involve special risks, including risks associated with indexed securities and currency-related risks if the debt security is linked to an index or is payable in or otherwise linked to a non-U.S. dollar currency. We describe some of the risks associated with an investment in indexed securities and non-U.S. dollar securities below under “Considerations Relating to Indexed Debt Securities and Non-U.S. Dollar Debt Securities.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the senior debt indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Any covenants that apply to any series of the debt securities will be described in an applicable prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 or integral multiples thereof. (Section 302)

If we issue a debt security in bearer form, the ownership provisions and considerations applicable to that security will be described in your prospectus supplement. Some of the features of the debt securities that we describe in this prospectus may not apply to bearer debt securities.

If a debt security is issued as a registered global debt security, only the depositary named in your prospectus supplement will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures and the special provisions that apply to a registered global debt security, the depositary and its participants under “Legal Ownership and Book-Entry Issuance.”

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 (or such integral multiple of $1,000 as may be specified in the applicable prospectus supplement) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305) The transfer agent may require an indemnity before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106) We discuss legal ownership of debt securities held in book-entry form below under “Legal Ownership and Book-Entry Issuance.”

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 1003)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease our properties and assets substantially as an entirety to another company or firm. However, we may not take any of these actions unless all the following conditions are met:

•	When we merge or consolidate out of existence or sell or lease our properties and assets substantially as an entirety, the other company or firm may not be organized under a foreign country’s laws — that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law — and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our properties and assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we do not sell our properties and assets substantially as an entirety. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Debt Securities

There are four types of changes we can make to the senior debt indenture and the debt securities.

Changes Requiring Approval of All Holders.  First, there are changes that cannot be made to the senior debt indenture or the debt securities without specific approval of each holder of a debt security affected in any material respect by the change under the indenture. Affected debt securities may be all or less than all of the debt securities issued under the senior debt indenture or all or less than all of the debt securities of a series. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	change the place or currency of payment on a debt security;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the senior debt indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the senior debt indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the senior debt indenture. (Section 902)

Changes Requiring a Majority Vote.  The second type of change to the senior debt indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning not less than a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular debt securities affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901) We may also obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the senior debt indenture or the debt securities listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513)

Changes Not Requiring Approval.  The third type of change to the senior debt indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901)

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders money for the payment or redemption of the debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance.” (Section 1302)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the senior debt indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series of debt securities that vote or action may be taken only by persons who are holders of outstanding debt securities of that series of debt securities on the record date. We or the trustee, as applicable, may shorten or lengthen the period during which holders may take action. (Section 104)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE SENIOR DEBT INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to each series of debt securities that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of debt securities if we so specify in the prospectus supplement. (Section 1301)

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the debt securities that may be described in the prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	Deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	Deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, certain provisions of the senior debt indenture and the debt securities would no longer apply:

•	Covenants applicable to the series of debt securities and described in the prospectus supplement.

•	Any events of default relating to breach of those covenants.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1303 and 1304)

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on a debt security within 5 days of its due date.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We do not deposit money in a separate account, known as a sinking fund, within 5 days of its due date.

•	We remain in breach of any covenant or warranty of the senior debt indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs.  If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the senior debt indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series, provided that all other defaults have been cured and all payment obligations have been made current. (Section 502)

You should read carefully the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the senior debt indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603) If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the senior debt indenture with respect to the debt securities of that series. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities the following must occur:

•	The holder of the debt security must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and they must offer reasonable indemnity to the trustee against the costs, expenses and liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the senior debt indenture and the debt securities, or else specifying any default. (Section 1004)

Our Relationship with the Trustee

The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

The Bank of New York Mellon serves as the trustee for our debt securities and our subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to either the debt securities offered by this prospectus or any series of subordinated debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF COMMON STOCK

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own common stock registered in their own names, on the books that we maintain for this purpose. When we refer to “you” in this section, we mean those who invest in the securities being offered by this prospectus.

AIG’s authorized capital stock includes 5,000,000,000 shares of common stock (par value $2.50 per share). As of March 18, 2011, there were 1,796,717,638 shares of common stock outstanding.

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (AIG is subject to contractual restrictions on its ability to pay dividends); and

•	in the event of dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in AIG’s amended and restated certificate of incorporation.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Authorized but unissued shares of common stock may be issued without shareholder approval.

AIG has adopted direct company registration of its common stock. Holders of shares of common stock will not receive stock certificates evidencing their share ownership. Instead, they will be provided with a statement reflecting the number of shares registered in their accounts.

DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES AIG MAY OFFER

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that we maintain or, in the case of the depositary shares, the depositary maintains for this purpose. When we refer to “you” in this section, we mean those who invest in the securities being offered by this prospectus.

We may issue preferred stock in one or more series. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series. This section summarizes terms of the preferred stock that apply generally to all series. The description of most of the financial and other specific terms of your series will be in your prospectus supplement. Those terms may vary from the terms described here.

Our authorized capital stock includes 100,000,000 shares of preferred stock, par value $5.00 per share. The preferred stock will be governed by Delaware law. The prospectus supplement with respect to any offered preferred stock will include a description of the preferred stock that may be outstanding as of the date of the prospectus supplement.

The authorized but unissued shares of preferred stock are available for issuance from time to time at the discretion of our board of directors without shareholder approval. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series, including:

•	dividend rights;

•	conversion or exchange rights;

•	voting rights;

•	redemption rights and terms;

•	liquidation preferences;

•	sinking fund provisions;

•	the serial designation of the series; and

•	the number of shares constituting the series.

In addition, as described below under “— Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares,” we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts. The rights of holders of preferred stock may be adversely affected by the rights of holders of existing preferred stock or preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.

Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in your prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of AIG.

All preferred stock will be issued in direct company registration form on the books and records of AIG. Purchasers of shares of preferred stock will be provided with a statement reflecting the number of shares registered in their accounts.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

If we issue depositary shares evidenced by depositary receipts instead of issuing whole individual shares of any series of preferred stock, each depositary share shall represent a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be AIG, a bank or other financial institutional selected by us and named in the prospectus supplement, as preferred stock depositary, and the holders from time to time of depositary receipts issued under that deposit agreement. Under each deposit agreement, only the name of the person in whose name the depositary shares are registered on the records of the depositary is recognized as the holder of that security.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of the form of deposit agreement.

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, who will forward those reports and communications to the holders of depositary shares.

CONSIDERATIONS RELATING TO INDEXED DEBT SECURITIES
AND NON-U.S. DOLLAR DEBT SECURITIES

This prospectus and any attached prospectus supplement (including any pricing supplement) do not describe all the risks of an investment in indexed securities. You should consult your own financial and legal advisors about the risks of an investment in indexed securities. If you are unsophisticated with respect to indexed securities, these securities are not an appropriate investment for you.

Indexed Securities

We use the term “indexed securities” to mean debt securities whose value is linked to an underlying asset or index.

The prospectus supplement relating to the indexed securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of the indexed securities you are offered.

An Investment in Indexed Securities Presents Significant Risks Not Associated with Other Types of Securities

An investment in indexed securities presents certain significant risks not associated with other types of securities. If we issue indexed securities, we will describe certain risks associated with any such particular indexed security more fully in the applicable pricing supplement. Indexed securities may present a high level of risk, and you may lose your entire investment if you purchase these types of securities.

The treatment of indexed securities for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed security. Accordingly, you, or your tax adviser, should, in general, be capable of independently evaluating the federal income tax consequences of purchasing an indexed security applicable in your particular circumstances.

Investors in Indexed Securities Could Lose Principal or Interest

The principal amount of an indexed security payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security, will be determined by reference to one or more of the following:

•	currencies, including baskets or indices of currencies;

•	commodities, including baskets or indices of commodities;

•	securities, including baskets or indices of securities; or

•	any other index or financial measure, including, if permitted by any relevant state or Federal law, the occurrence or non-occurrence of any event or circumstances.

The direction and magnitude of the change in the value of the relevant index will determine one or more of the principal amount of an indexed security payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security. The terms of a particular indexed security may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed security, you may lose all or a portion of the amount invested in such indexed security and may receive no interest on the security.

Market Price of Indexed Securities Will Be Influenced by Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of indexed securities, including:

•	the market price of the index stock or other property, which we call the reference property;

•	the volatility (frequency and magnitude of changes in price) of the reference property;

•	the dividend rate on the reference property;

•	economic, financial, political, regulatory or judicial events that affect markets generally and which may affect the market price of the reference property;

•	interest and yield rates in the market; and

•	the time remaining until (a) you can exchange your indexed securities for the reference property, (b) we can call the indexed securities and (c) the indexed securities mature.

These factors will influence the price that you will receive if you sell your indexed securities prior to maturity. For example, you may have to sell your indexed securities at a substantial discount from the issue price if the market price of the reference property is at, below or not sufficiently above the price of the reference property at pricing.

You cannot predict the future performance of an index or an indexed security based on its historical performance.

The Issuer of Reference Property Could Take Actions That May Adversely Affect an Indexed Security

The issuer of a stock or other security that serves as the reference property or as part of the reference property for an indexed security will, unless otherwise provided in the pricing supplement, have no involvement in the offer and sale of the indexed security and no obligations to the holder of the indexed security. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holders of our indexed securities. Any of these actions could adversely affect the value of a security indexed to the reference property.

The issuer of the reference property is not involved in the offering of the indexed securities in any way and has no obligation to consider your interest as owner of these indexed securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for an indexed security will go to a third-party issuer.

An Indexed Security May Be Linked to a Volatile Index, Which Could Hurt Your Investment

Certain indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The expected principal amount payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security may vary substantially from time to time. Because the amount payable on an indexed security is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed securities may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed security.

An Index to Which a Security is Linked Could Be Changed or Become Unavailable

Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed security which is linked to such index.

An index may become unavailable due to such factors as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such index. If an index becomes unavailable, the determination of the amount payable on an indexed security may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed security.

Certain indexed securities are linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a security is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on indexed securities relating to them.

You Have No Rights With Respect to the Reference Property

As an owner of indexed securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to reference property.

We May Engage in Hedging Activities that Could Adversely Affect the Value of an Indexed Security

In order to hedge an exposure on a particular indexed security, we may, directly or through subsidiaries of AIG, enter into transactions involving the currencies, commodities, securities, or other financial instruments that underlie the index for that security, or derivative instruments, such as options, on those currencies, commodities, securities, or other financial instruments. Transactions of this kind could affect the value of the indexed security in a manner adverse to the investor.

You Have No Right to Any of Our Hedging Profits

As discussed in the paragraph just above this one, we may engage in activities to hedge our exposure under an indexed security. We may have profits or losses from these hedging activities. It is possible that we could achieve substantial profits from our hedging transactions while the value of the indexed security may decline. The holders of an indexed security will have no right to any such profit.

Information About Indices May Not Be Indicative of Future Performance

If we issue an indexed security, we may include historical information about the relevant index in the applicable pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

We May Have Conflicts of Interest Regarding an Indexed Security

Subsidiaries of AIG may have conflicts of interest with respect to some indexed securities. Subsidiaries of AIG may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed securities and in the currencies, commodities, securities, or other financial instruments on which the index is based or in other derivative instruments related to the index. These trading activities could adversely affect the value of indexed securities. We and the subsidiaries of AIG may also issue securities or derivative instruments that are linked to the same index as one or more indexed securities. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed security.

To the extent that one or more of the subsidiaries of AIG calculates or compiles a particular index or serves as calculation agent with respect to an indexed security, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of or the rate of return on an indexed security based on such index.

Non-U.S. Dollar Debt Securities

This prospectus and any attached prospectus supplement (including any pricing supplement) do not describe all the risks of an investment in debt securities denominated in a currency other than U.S. dollars. You should consult your own financial and legal advisors about the risks of an investment in debt securities denominated in a currency, including any composite currency, other than U.S. dollars. If you are unsophisticated with respect to foreign currency transactions, these debt securities are not an appropriate investment for you.

The information set forth in this prospectus is applicable to you only if you are a U.S. resident. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments on the debt securities. If you are not a U.S. resident, you should consult your own financial and legal advisors with regard to such matters.

Information About Exchange Rates May Not Be Indicative of Future Performance

With respect to any debt security denominated in a currency other than U.S. dollars, the applicable pricing supplement may include a currency supplement on the applicable specified currency. A currency supplement may include historical exchange rates for the specified currency. Information concerning exchange rates is furnished as a matter of information only. You should not regard such information as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

An Investment in a Non-U.S. Dollar Debt Security Involves Currency-Related Risks

If you invest in debt securities that are denominated in a currency other than U.S. dollars, your investment may be subject to significant risks that are not associated with a similar investment in a debt security denominated in U.S. dollars. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on events over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

In recent years, rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may be expected to continue. Fluctuations in currency exchange rates could adversely affect an investment in a debt security with a specified currency other than dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the dollar-equivalent value of payments on the debt security, including the principal payable at maturity or the settlement value payable upon exercise. That in turn could cause the market value of the debt security to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-U.S. Dollar Debt Security

Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar-denominated debt securities is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-dollar debt security or elsewhere could lead to significant and sudden changes in the exchange rate between the dollar and the specified currency. These changes could affect the U.S. dollar equivalent value of the debt security as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to those developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a debt security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payments are made, or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-U.S. Dollar Debt Securities Will Permit Us to Make Payments in Dollars if We Are Unable to Obtain the Specified Currency

Debt securities payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the debt securities comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars. These circumstances could include the imposition of exchange controls or our inability to obtain the currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use may be for a date substantially before the payment date. As a result, the amount of dollars an investor would receive on the payment date may not reflect currency market conditions at the time of payment.

Payments Due in Other Currencies May Be Made From an Overseas Bank

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on debt securities made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency.

We Will Not Adjust Non-U.S. Dollar Debt Securities to Compensate for Changes in Currency Exchange Rates

Except as described in your prospectus supplement, we will not make any adjustment or change in the terms of a debt security payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-U.S. dollar debt securities will bear the risk that their investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Non-Dollar Debt Security, an Investor May Bear Currency Exchange Risk

The debt securities we are offering will be governed by New York law. Under New York law, a New York state court rendering a judgment on a debt security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a debt security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain a judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar debt security in many other federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

References to “AIG”, “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First, we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities. When we use the term “securities” in this section, we mean the debt securities we may offer with this prospectus.

Who is the Legal Owner of a Registered Security?

Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under the senior debt indenture, only the person in whose name a security is registered on the records of the registrar is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary described below under “— What is a Global Security?” as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to that depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under the senior debt indenture and the obligations, if any, of any third parties employed by us or the trustee, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the senior debt indenture for a series of securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non- Global Security: Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. Neither we nor the trustee supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security;

•	if we determine and notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to these securities and has not been cured or waived.

If a global security is terminated, only the depositary, and not we or the trustee for any securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual acquirer of new securities is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the limited circumstances described above under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated.”

To facilitate subsequent transfers, the securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

CONSIDERATIONS RELATING TO DEBT SECURITIES ISSUED IN BEARER FORM

References to “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. If we issue debt securities in bearer, rather than registered, form, those debt securities will be subject to special provisions described in this section. This section primarily describes provisions relating to debt securities issued in bearer form. Other provisions may apply to securities of other kinds issued in bearer form. To the extent the provisions described in this section are inconsistent with those described elsewhere in this prospectus, they supersede those described elsewhere with regard to any bearer debt securities. Otherwise, the relevant provisions described elsewhere in this prospectus will apply to bearer debt securities. Recent legislation provides rules that, once effective, will subject the holders of certain securities not issued in registered form to certain sanctions. Such rules, if effective, will be described in the applicable prospectus supplement. Please consult your tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Temporary and Permanent Bearer Global Debt Securities

If we issue debt securities in bearer form, and unless otherwise noted in the applicable pricing supplement, all debt securities of the same series and kind will initially be represented by a temporary bearer global debt security, which we will deposit with a common depositary for Euroclear and Clearstream. Euroclear and Clearstream will credit the account of each of their subscribers with the amount of debt securities the subscriber purchases. We will promise to exchange the temporary bearer global debt security for a permanent bearer global debt security, which we will deliver to the common depositary upon the later of the following two dates:

•	the date that is 40 days after the later of (a) the completion of the distribution of the debt securities as determined by the underwriter, dealer or agent and (b) the closing date for the sale of the debt securities by us; we may extend this date as described below under “— Extensions For Further Issuances”; and

•	the date on which Euroclear and Clearstream provide us or our agent with the necessary tax certificates described below under “— U.S. Tax Certificate Required.”

Unless we say otherwise in the applicable prospectus supplement, owners of beneficial interests in a permanent bearer global debt security will be able to exchange those interests at their option, in whole but not in part, for:

•	non-global debt securities in bearer form with interest coupons attached, if applicable; or

•	non-global debt securities in registered form without coupons attached.

A beneficial owner will be able to make this exchange by giving us or our designated agent 60 days’ prior written notice in accordance with the terms of the debt securities.

Extensions For Further Issuances

Without the consent of the trustee, any holders or any other person, we may issue additional debt securities identical to a prior issue from time to time. If we issue additional debt securities before the date on which we would otherwise be required to exchange the temporary bearer global debt security representing the prior issue for a permanent bearer global debt security as described above, that date will be extended until the 40th day after the completion of the distribution and the closing, whichever is later, for the additional debt securities. Extensions of this kind may be repeated if we sell additional identical debt securities. As a result of these extensions, beneficial interests in the temporary bearer global debt security may not be exchanged for interests in a permanent bearer global debt security until the 40th day after the additional debt securities have been distributed and sold.

U.S. Tax Certificate Required

We will not pay or deliver interest or other amounts in respect of any portion of a temporary bearer global debt security unless and until Euroclear or Clearstream delivers to us or our agent a tax certificate with regard to the owners of the beneficial interests in that portion of the global debt security or a debt security in any other form. Also, we will not exchange any portion of a temporary bearer global debt security for a permanent bearer global debt security unless and until we receive from Euroclear or Clearstream a tax certificate with regard to the owners of the beneficial interests in the portion to be exchanged. In each case, this tax certificate must state that each of the relevant owners:

•	is not a United States person, as defined below under “— Limitations on Issuance of Bearer Debt Securities;”

•	is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the debt security through a financial institution of this kind and who holds the debt security through that financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the debt security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the U.S. Internal Revenue Code and the U.S. Treasury Regulations under that Section; or

•	is a financial institution holding for purposes of resale during the “restricted period,” as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution of this kind, whether or not it is also described in either of the two preceding bullet points, must certify that it has not acquired the debt security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

The tax certificate must be signed by an authorized person satisfactory to us.

No one who owns an interest in a temporary bearer global debt security will receive payment or delivery of any amount or property in respect of its interest, and will not be permitted to exchange its interest for an interest in a permanent bearer global debt security or a debt security in any other form, unless we or our agent have received the required tax certificate on its behalf.

Special requirements and restrictions imposed by United States federal tax laws and regulations will apply to bearer debt securities. We describe these below under “— Limitations on Issuance of Bearer Debt Securities.”

Legal Ownership of Bearer Debt Securities

Debt securities in bearer form are not registered in any name. Whoever is the bearer of the certificate representing a debt security in bearer form is the legal owner of that debt security. Legal title and ownership of bearer debt securities will pass by delivery of the certificates representing the debt securities. Thus, when we use the term “holder” in this prospectus with regard to bearer debt securities, we mean the bearer of those debt securities.

The common depositary for Euroclear and Clearstream will be the bearer, and thus the holder and legal owner, of both the temporary and permanent bearer global debt securities described above. Investors in those debt securities will own beneficial interests in the debt securities represented by those global debt securities; they will be indirect beneficial owners, not holders or legal owners, of the debt securities.

As long as the common depositary is the bearer of any bearer debt security in global form, the common depositary will be considered the sole legal owner and holder of the debt securities represented by the bearer debt security in global form. Ownership of beneficial interests in any bearer debt security in global form will be shown on records maintained by Euroclear or Clearstream, as applicable, or by the common depositary on their behalf, and by the direct and indirect participants in their systems, and ownership interests can be held and transferred only through those records. We will pay any amounts owing with respect to a bearer global debt security only to the common depositary.

Neither we, the trustee nor any of our agents will recognize any owner of indirect interests as a holder or legal owner. Nor will we, the trustee or any of our agents have any responsibility for the ownership records or practices of Euroclear or Clearstream, the common depositary or any direct or indirect participants in those systems or for any payments, transfers, deliveries, notices or other transactions within those systems, all of which will be subject to the rules and procedures of those systems and participants. If you own an indirect interest in a bearer global debt security, you must look only to the common depositary for Euroclear or Clearstream, and to their direct and indirect participants through which you hold your interest, for your ownership rights. You should read the section above entitled “Legal Ownership and Book-Entry Issuance” for more information about holding interests through Euroclear and Clearstream.

Payment and Exchange of Non-Global Debt Bearer Securities

Payments and deliveries owing on non-global bearer debt securities will be made, in the case of interest payments, only to the holder of the relevant coupon after the coupon is surrendered to the paying agent. In all other cases, payments and deliveries will be made only to the holder of the certificate representing the relevant debt security after the certificate is surrendered to the paying agent. The paying agent for bearer debt securities will be named in the applicable prospectus supplement.

Non-global bearer debt securities, with all unmatured coupons relating to the debt securities, if any, may be exchanged for a like aggregate amount of registered debt securities of like kind. However, we will not issue bearer debt securities in exchange for any registered securities.

Replacement certificates and coupons for non-global bearer debt securities will not be issued in lieu of any lost, stolen, destroyed or mutilated certificates and coupons unless we and our transfer agent receive evidence of the loss, theft, destruction or mutilation, and an indemnity against liabilities, satisfactory to us and our agent. Upon redemption or any other settlement before the stated maturity or expiration, as well as upon any exchange, of a non-global bearer debt security, the holder will be required to surrender all unmatured coupons to us or our designated agent. If any unmatured coupons are not surrendered, we or our agent may deduct the amount of interest relating to those coupons from the amount otherwise payable or deliverable or we or our agent may demand an indemnity against liabilities satisfactory to us and our agent.

We may make payments, deliveries and exchanges in respect of bearer debt securities in global form in any manner acceptable to us and the depositary.

Notices

If we are required to give notice to the holders of bearer debt securities, we will do so in the manner prescribed by any securities exchange on which the bearer debt securities are listed or, if the bearer debt securities are not listed on a securities exchange, we will give notice in the manner prescribed by the bearer debt securities. If the bearer debt securities do not prescribe the manner for giving notice, then we will determine, in our sole judgment, the manner in which we shall give notice.

We may give any required notice with regard to bearer debt securities in global form to the common depositary for the debt securities, in accordance with its applicable procedures.

Limitations on Issuance of Bearer Debt Securities

In compliance with United States federal income tax laws and regulations, bearer debt securities, including bearer debt securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, dealers or agents participating in the offerings of bearer debt securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer debt securities or during the restricted period applicable under the Treasury Regulations cited earlier, offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

In addition, any underwriters, dealers or agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer debt securities are aware of the above restrictions on the offering, sale, resale or delivery of bearer debt securities.

We will make payments on bearer debt securities only outside the United States and its possessions except as permitted by the applicable Treasury Regulations described above.

Bearer debt securities and any coupons will bear the following legend:

“Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.”

The sections referred to in this legend provide that, with certain limited exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer debt security or coupon.

As used in this section entitled “Considerations Relating To Debt Securities Issued In Bearer Form,” “United States person” means a person that is, for U.S. federal income tax law purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any State of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

“United States” means the United States of America, including the States and the District of Columbia, and “possessions” of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

UNITED STATES TAXATION CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning certain of the debt securities, preferred stock and depositary shares we are offering. The material United States federal income tax consequences of owning the debt securities described below under “— Taxation of Debt Securities — United States Holders — Indexed and Other Debt Securities,” and of owning preferred stock that may be convertible into or exercisable or exchangeable for securities or other property will be described in the applicable prospectus supplement. This section is the opinion of Sullivan & Cromwell LLP. It applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that owns debt securities, preferred stock or depositary shares that are a hedge or that are hedged against interest rate or currency risks;

•	a person subject to the alternative minimum tax;

•	a person that owns debt securities, preferred stock or depositary shares as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, preferred stock or depositary shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding debt securities, preferred stock or depositary shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities, preferred stock or depositary shares.

Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a debt security, preferred stock or depositary shares, and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You are a United States alien holder if you are the beneficial owner of a debt security, preferred stock or depositary shares, and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security, preferred stock or depositary shares.

Taxation of Debt Securities

This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities we are offering, other than the debt securities described below under “— United States Holders — Indexed and Other Debt Securities,” which will be described in the applicable prospectus supplement. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in the applicable prospectus supplement.

United States Holders

Payments of Interest

Except as described below in the case of interest on an original issue discount debt security that is not qualified stated interest, each as defined below under “— Original Issue Discount,” you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a non-U.S. dollar currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers

If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a non-U.S. dollar currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers

If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a non-U.S. dollar currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the United States Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a non-U.S. dollar currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as an original issue discount debt security if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under “— Variable Rate Debt Securities.”

In general, your debt security is not an original issue discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by:

•	the stated principal amount of the debt security.

Generally, if your original issue discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of original issue discount in income over the life of your debt security. More specifically, you can calculate the amount of original issue discount that you must include in income by adding the daily portions of original issue discount with respect to your original issue discount debt security for each day during the taxable year or portion of the taxable year that you hold your original issue discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. You may select an accrual period of any length with respect to your original issue discount debt security and you may vary the length of each accrual period over the term of your original issue discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the original issue discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of original issue discount allocable to an accrual period by:

•	multiplying your original issue discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the original issue discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your original issue discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your original issue discount debt security’s issue price and any accrued original issue discount for each prior accrual period; and then

•	subtracting any payments previously made on your original issue discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your original issue discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of original issue discount allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of original issue discount allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium

If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of original issue discount by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest

An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption

Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount

You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the United States Internal Revenue Service.

Variable Rate Debt Securities

Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities

In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue original issue discount, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue original issue discount on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include original issue discount in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued original issue discount, which will be determined on a straight-line basis unless you make an election to accrue the original issue discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue original issue discount on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of original issue discount subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Non-U.S. Dollar Currency Original Issue Discount Debt Securities

If your original issue discount debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you must determine original issue discount for any accrual period on your original issue discount debt security in the non-U.S. dollar currency and then translate the amount of original issue discount into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “— Payments of Interest.” You may recognize ordinary income or loss when you receive an amount attributable to original issue discount in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above; and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of an original issue discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 0.25 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any original issue discount that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of an original issue discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 0.25 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the United States Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you will compute your amortizable bond premium in units of the non-U.S. dollar currency and your amortizable bond premium will reduce your interest income in units of the non-U.S. dollar currency. Gain or loss recognized that is attributable to changes in foreign currency exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the United States Internal Revenue Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any original issue discount or market discount previously included in income with respect to your debt security; and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with non-U.S. dollar currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable U.S. Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in non-U.S. dollar currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the specified currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Debt Securities” or “— Market Discount;”

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive non-U.S. dollar currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the non-U.S. dollar currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase non-U.S. dollar currency, you generally will have a tax basis equal to the U.S. dollar value of the non-U.S. dollar currency on the date of your purchase. If you sell or dispose of a non-U.S. dollar currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed and Other Debt Securities

The applicable prospectus supplement will discuss the material United States federal income tax rules with respect to contingent non-U.S. dollar currency debt securities, debt securities that may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of AIG parent or debt or equity securities of one or more third parties, debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities, any renewable and extendible debt securities and any debt securities providing for the periodic payment of principal over the life of the debt security.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are advised to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security or coupon:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including original issue discount, to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	in the case of a debt security other than a bearer debt security, the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person;

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a person who is not a United States person;

•	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company;

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business:

•	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

•	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form; or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations; and

•	in the case of a bearer debt security, the debt security is offered, sold and delivered in compliance with the restrictions described above under “Considerations Relating to Securities Issued in Bearer Form” and payments on the debt security are made in accordance with the procedures described above under that section; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security or coupon.

Further, a debt security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Pursuant to Treasury regulations, United States taxpayers must report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Backup Withholding and Information Reporting

United States Holders.  In general, if you are a noncorporate United States holder, we and other payors are required to report to the United States Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of original issue discount on an original issue discount debt security. In addition, we and other payors are required to report to the United States Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of original issue discount, if you fail to provide an accurate taxpayer identification number, or you are notified by the United States Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Pursuant to recently enacted legislation, certain payments in respect of the debt securities made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

United States Alien Holders.  In general, if you are a United States alien holder, payments of principal, premium or interest, including original issue discount, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

•	other documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the debt securities in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a person who is not a United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Taxation of Preferred Stock and Depositary Shares

This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the preferred stock and depositary shares that we may offer other than preferred stock that may be convertible into, or exercisable or exchangeable for, securities or other property, which will be described in the applicable prospectus supplement. When we refer to preferred stock in this subsection, we mean both preferred stock and depositary shares.

United States Holders

Distributions on Preferred Stock

You will be taxed on distributions on preferred stock as dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. If you are a noncorporate United States holder, dividends paid to you in taxable years beginning before January 1, 2013 will be taxable to you at a maximum rate of 15%, provided that you hold your shares of preferred stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold your shares of preferred stock for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the preferred stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the preferred stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the preferred stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

Limitations on Dividends-Received Deduction

Corporate shareholders may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in preferred stock should consider the effect of:

•	Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock;

•	Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

•	Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends

If you are a corporate shareholder, you will be required to reduce your tax basis (but not below zero) in the preferred stock by the nontaxed portion of any “extraordinary dividend” if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the preferred stock generally would be a dividend that:

•	equals or exceeds 5% of the corporate shareholder’s adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

•	exceeds 20% of the corporate shareholder’s adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on the preferred stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of preferred stock in your particular circumstances.

Redemption Premium

If we may redeem your preferred stock at a redemption price in excess of its issue price, the entire amount of the excess may constitute an unreasonable redemption premium which will be treated as a constructive dividend. You generally must take this constructive dividend into account each year in the same manner as original issue discount would be taken into account if the preferred stock were treated as an original issue discount debt security for United States federal income tax purposes. See “— Taxation of Debt Securities — United States Holders — Original Issue Discount” above for a discussion of the special tax rules for original issue discount. A corporate shareholder would be entitled to a dividends-received deduction for any constructive dividends unless the special rules denying a dividends-received deduction described above in “— Limitations on Dividends-Received Deduction” apply. A corporate shareholder would also be required to take these constructive dividends into account when applying the extraordinary dividend rules described above. Thus, a corporate shareholder’s receipt of a constructive dividend may cause some or all stated dividends to be treated as extraordinary dividends. The applicable prospectus supplement for preferred stock that is redeemable at a price in excess of its issue price will indicate whether tax counsel believes that a shareholder must include any redemption premium in income.

Sale or Exchange of Preferred Stock Other Than by Redemption

If you sell or otherwise dispose of your preferred stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the preferred stock. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Redemption of Preferred Stock

If we are permitted to and redeem your preferred stock, it generally would be a taxable event. You would be treated as if you had sold your preferred stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

If we redeem your preferred stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the preferred stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the preferred stock for more than one year.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current or accumulated earnings and profits. Any amount in excess of our current and accumulated earnings and profits would first reduce your tax basis in the preferred stock and thereafter would be treated as capital gain. If a redemption of the preferred stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the treatment of your basis in the redeemed preferred stock.

Special rules apply if we redeem preferred stock for our debt securities. We will discuss these rules in an applicable prospectus supplement if we have the option to redeem your preferred stock for our debt securities.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend and its net gains from the disposition of the preferred stock and depositary shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are advised to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the preferred stock and depositary shares.

United States Alien Holders

Except as described below, if you are a United States alien holder of preferred stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate United States alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Preferred Stock

If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of preferred stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the preferred stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the relevant class of preferred stock and you are not eligible for any treaty exemption.

If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Preferred stock held by a United States alien holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Backup Withholding and Information Reporting

United States Holders.  In general, if you are a non-corporate United States holder, dividend payments, or other taxable distributions, made on your preferred stock, as well as the payment of the proceeds from the sale or redemption of your preferred stock that are made within the United States will be subject to information reporting requirements. Additionally, backup withholding will apply to such payments if you are a non-corporate United States holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

If you sell your preferred stock outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your preferred stock through a non-U.S. office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

Pursuant to recently enacted legislation, certain payments in respect of the preferred stock and depositary shares made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

United States Alien Holders.  If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of preferred stock effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of preferred stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of preferred stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

• a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereunder. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the securities that we may offer by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of a security offered hereunder. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the securities offered hereby, provided that neither the issuer of the securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied. The assets of a Plan may include the assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.

Any purchaser or holder of any security offered hereunder or any interest therein will be deemed to have represented by its purchase and holding of the security that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the security on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the security will not constitute or result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the securities offered hereunder on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the securities offered hereunder have exclusive responsibility for ensuring that their purchase and holding of the securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any security offered hereunder to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in any prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and the validity of the securities will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated into this prospectus by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance upon the report (which contains explanatory paragraphs, referencing (i) the completion of a series of transactions to recapitalize AIG with Treasury, the Federal Reserve Bank of New York and the AIG Credit Facility Trust on January 14, 2011 and (ii) the exclusion of Fuji Fire & Marine Insurance Company from the audit of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

300,000,000 Shares

American International Group, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Global Coordinators

BofA Merrill Lynch
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan

Joint Bookrunners

Barclays Capital
Citi
Credit Suisse
Macquarie Capital
Morgan Stanley
UBS Investment Bank
Wells Fargo Securities

Co-Lead Managers
BNP Paribas	ICBC International Securities Limited	Nomura	RBC Capital Markets	RBS	SMBC Nikko	Standard Chartered	The Williams Capital Group, L.P.
Senior Co-Managers
CastleOak Securities, L.P.	Credit Agricole CIB	Dowling & Partners Securities, LLC	Drexel Hamilton, LLC	E*TRADE Securities	GC Securities	HSBC	ING
Lazard Capital Markets	Loop Capital Markets	Mizuho Securities	M.R. Beal & Company	Natixis	Piper Jaffray	PNC Capital Markets LLC	Ramirez & Co., Inc.
Sandler O’Neill + Partners, L.P.	Sanford C. Bernstein	Santander	Scotia Capital	Siebert Capital Markets	Societe Generale	UniCredit Capital Markets	Willis Capital Markets & Advisory
Junior Co-Managers
Aladdin Capital LLC	Blaylock Robert Van, LLC	BNY Mellon Capital Markets, LLC	Cabrera Capital Markets, LLC	C.L. King & Associates	Gardner Rich, LLC	Great Pacific Securities	Kaufman Bros., L.P.

Lebenthal & Co., LLC	MFR Securities, Inc.	Mischler Financial Group, Inc.	M. Ramsey King Securities, Inc.	SL Hare Capital, Inc.	Stifel Nicolaus Weisel	Wm Smith & Co.

May 24, 2011